Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

COMSTOCK RESOURCES, INC.,

NEW COVEY PARK ENERGY LLC,

COVEY PARK ENERGY LLC,

AND

SOLELY FOR PURPOSES OF SECTION 5.14 HEREOF,

COVEY PARK ENERGY HOLDINGS LLC

DATED AS OF JUNE 7, 2019

i

5.17	Takeover Laws	68
5.18	D&O Insurance	69
5.19	Section 16(b) Matters; Corporate Opportunities	70
5.20	Indebtedness	70
5.21	Publicity	70
5.22	Financing Cooperation	71
5.23	Preferred Stock	71
5.24	Non-Solicitation	72

ARTICLE VI CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Consummate the Merger	72
6.2	Additional Conditions to Obligations of Parent	73
6.3	Additional Conditions to Obligations of the Company and Holdings	74
6.4	Frustration of Closing Conditions	75

ARTICLE VII TERMINATION

7.1	Termination	75
7.2	Notice of Termination; Effect of Termination; Financing Termination Fee	76
7.3	Expenses	77

ARTICLE VIII GENERAL PROVISIONS

8.1	Schedule Definitions	78
8.2	Survival	78
8.3	Notices	78
8.4	Counterparts	79
8.5	Severability	79
8.6	Further Cooperation	80
8.7	Entire Agreement; Third Party Beneficiaries	80
8.8	Governing Law; Venue; Waiver of Jury Trial	80
8.9	No Remedy in Certain Circumstances	81
8.10	Assignment	82
8.11	Affiliate Liability	82
8.12	Specific Performance	82
8.13	Amendment	82
8.14	Extension; Waiver	82

EXHIBITS

Exhibit A – Shareholders’ Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Company Reserve Report

Exhibit D – Form of Master Reorganization Agreement

Exhibit E – Form of Charter Amendment

Exhibit F – Assumed Hedges

Exhibit G – Preferred Stock Designation

LIST OF SCHEDULES

Schedule 4.1(c)(i)(A)	Outstanding Interests as of the Execution Date
Schedule 4.1(c)(i)(B)	Outstanding Interests as of Closing
Schedule 4.1(c)(ii)	Capitalization Matters
Schedule 4.1(c)(iii)	Subsidiaries
Schedule 4.1(d)(i)	Company Required Governmental Authorizations
Schedule 4.1(d)(ii)	No Conflict – Company Entities
Schedule 4.1(e)(i)	Financial Statements
Schedule 4.1(g)	Absence of Certain Changes, Events and Conditions
Schedule 4.1(i)	Legal Proceedings
Schedule 4.1(j)	Taxes
Schedule 4.1(m)(iii)	Real Property
Schedule 4.1(n)(i)	Benefit Plans
Schedule 4.1(n)(iv)	ERISA Compliance
Schedule 4.1(n)(v)	Employee Plan Proceedings
Schedule 4.1(n)(ix)	Change in Control Payments
Schedule 4.1(n)(x)	Acceleration of Employee Payments
Schedule 4.1(o)(i) Schedule 4.1(o)(iii)	Business Employees Termination of Employment
Schedule 4.1(o)(iv)	Labor and Employment Litigation
Schedule 4.1(p)(i)	Material Contracts
Schedule 4.1(q)	Insurance
Schedule 4.1(r)	Intellectual Property
Schedule 4.1(s)	Environmental Matters
Schedule 4.1(u)	Preferential Rights and Consents
Schedule 4.1(w)	Brokers’ Fees – Company Entities
Schedule 4.2(c)(i)	Required Governmental Authorizations
Schedule 4.2(c)(ii)	No Conflict - Holdings
Schedule 4.3(c)	Parent Required Governmental Authorizations
Schedule 4.3(d)	Brokers’ Fees – Parent
Schedule 4.3(f)	Legal Proceedings – Parent
Schedule 4.3(h)(v)	Absence of Changes – Parent
Schedule 4.3(i) Schedule 4.3(k)(iii)	Outstanding Interests – Parent Taxes
Schedule 4.3(l)	Environmental – Parent
Schedule 4.3(n)	Parent Contracts

Schedule 4.3(o)	Related Party Contracts
Schedule 5.4	Company Entities’ Conduct Prior to Closing
Schedule 5.5	Parent Entities’ Conduct Prior to Closing
Schedule 5.11(a)	Employment Agreement Recipients
Schedule 5.11(b)	Severance Payment Plan
Schedule 5.11(e) Schedule 7.3	Non-Transferred Plans Expenses
Schedule A-1	Knowledge Persons of Company
Schedule A-2	Knowledge Persons of Parent

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 7, 2019 (the “Execution Date”), among Comstock Resources, Inc., a Nevada corporation (“Parent”), Covey Park Energy LLC, a Delaware limited liability company (the “Company”), New Covey Park Energy LLC, a Delaware limited liability company (“Holdings”) and, solely for purposes of Section 5.14, Covey Park Energy Holdings LLC, a Delaware limited liability company (“Current Holdings”).

WHEREAS, Parent desires to effect the transactions contemplated hereby, including the merger of the Company with and into Parent (the “Merger”);

WHEREAS, the managing member of the Company has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the sole member of Holdings has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into a subscription agreement (the “Jones Purchase Agreement”) with each of Arkoma Drilling CP, LLC, a Texas limited liability company (“Arkoma”) and Williston Drilling CP, LLC, a Texas limited liability company (“Williston” and, together with Arkoma, the “Jones Entities”), pursuant to which the Jones Entities have agreed to purchase, and Parent has agreed to issue and sell to the Jones Entities, on the terms and subject to the conditions and limitations set forth therein, certain shares of common stock of Parent, par value $0.50 per share (“Parent Common Stock”) and certain shares Series B Preferred Stock (as defined below);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects (A) this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the shares of Parent Common Stock and Series A Preferred Stock (as defined below) pursuant thereto, (B) the amendment to the Second Amended and Restated Articles of Incorporation of Parent in the form attached hereto as Exhibit E (the “Charter Amendment”) and (C) the Jones Purchase Agreement and the transactions contemplated thereby, including the issuances of Parent Common Stock and Series B Preferred Stock pursuant thereto, (iii) directed that this Agreement, including the Merger and the issuance of Parent Common Stock and Series A Preferred Stock contemplated hereby, together with the issuances of Parent Common Stock and Series B Preferred Stock contemplated by the Jones Purchase Agreement, be submitted to the stockholders of the Company for approval and (iv) recommended that Parent’s stockholders approve this Agreement, including the Merger, and the issuances of Parent Common Stock contemplated hereby and by the Jones Purchase Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto and as a condition and material inducement to the Parties to enter into this Agreement, Affiliates of the Jones Entities, which collectively hold approximately 84% of the issued and outstanding shares of Parent Common Stock, have executed the irrevocable written stockholders’ consent in lieu of a stockholder meeting in compliance with Nevada law for the purpose of providing all necessary approvals under the Nevada Revised Statutes (the “NRS”) and the applicable rules and listing standards of the New York Stock Exchange (the “NYSE”) of this Agreement and the consummation of the transactions contemplated by this Agreement, and the Jones Purchase Agreement, including without limitation the Charter Amendment, the Merger and the issuances of Parent Common Stock and Preferred Stock (as defined below) in connection herewith and therewith and the issuance of shares of Parent Common Stock upon conversion of the Preferred Stock, which consents shall become effective immediately following the execution of this Agreement (the “Stockholder Consent”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto, (i) Parent, the Jones Entities and Holdings have entered into the shareholders agreement attached hereto as Exhibit A (the “Shareholders’ Agreement”) and (ii) certain Persons (including Parent, the Jones Entities and Holdings) have entered into the registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto and as a condition and material inducement to the Parties to enter into this Agreement, Comstock Control Person has entered into a Support Agreement (the “Support Agreement”); and

WHEREAS, immediately prior to the Effective Time, Holdings and the Company Entities will complete the Restructuring;

WHEREAS, Parent, the Company and Holdings desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1Certain Definitions

.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” or “action” means any action, claim, demand, arbitration, hearing, charge, complaint, inquiry, investigation, audit, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Arkoma” shall have the meaning set forth in the Recitals.

“Articles of Merger” shall have the meaning set forth in Section 2.2(b).

“Assumed Hedges” means the Derivative Transactions described on Exhibit F.

“Assumed Hedge Counterparty” means each Person listed in the “Counterparty” column of Exhibit F who is a counterparty to Company with respect to an Assumed Hedge.

“Benefit Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Benefit Management Records” shall have the meaning set forth in Section 5.11(h).

“Business Day” means any day other than Saturday, Sunday, or any day on which commercial banks in Texas are generally authorized or obligated by Law to be closed.

“Business Employees” means those employees and service providers of the Company or its Affiliate listed on Schedule 4.1(o)(i).

“Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Cash Severance Payment” shall have the meaning set forth in Section 5.11(c).

“Cause” shall have the meaning set forth in Schedule 5.11(b).

“Charter Amendment” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(b).

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall have the meaning set forth in Section 8.11.

“Company Alternative Transaction” shall have the meaning set forth in Section 5.24.

“Company Assets” means all assets and properties of the Company Entities after giving effect to the Restructuring.

“Company Entities” means the Company and its Subsidiaries (after giving effect to the Restructuring).

“Company Good and Defensible Title” shall have the meaning set forth in Section 4.1(t)(i).

“Company Group Indemnified Parties” shall have the meaning set forth in Section 5.18(a).

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated as of February 15, 2017, as may be amended from time to time.

“Company Permits” shall have the meaning set forth in Section 4.1(l).

“Company Required Governmental Authorizations” shall have the meaning set forth in Section 4.1(d)(i).

“Company Reserve Report” shall have the meaning set forth in Section 4.1(t)(i).

“Company Reserve Report Oil and Gas Properties” shall have the meaning set forth in Section 4.1(t)(i).

“Comstock Control Person” means Jerral W. Jones.

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of October 10, 2018, by and between Parent and the Company.

“Consents” shall have the meaning set forth in Section 4.1(u).

“Continuing Employee” shall have the meaning set forth in Section 5.11(a).

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Holdings” shall have the meaning set forth in the Preamble.

“D&O Insurance” means a prepaid run-off or “tail” directors’ and officers’ liability insurance and indemnification policy or policies.

“Debt Financing” means a debt financing by Parent in the amounts set forth in the Debt Financing Term Sheet and of the type described in the Debt Financing Term Sheet.

“Debt Financing Term Sheet” shall have the meaning set forth in Section 4.3(p)(i).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disability” shall have the meaning set forth in Schedule 5.11(b).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 2.2(b).

“e-mail” shall have the meaning set forth in Section 8.3.

“Employment Agreement Recipients” shall have the meaning set forth in Section 5.11(a).

“Employee Plan” or “Employee Plans” shall have the meaning set forth in Section 4.1(n)(i).

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

“End Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Environmental Laws” shall mean all Laws pertaining to the environment, pollution, contamination, natural resources, or the use, handling, transportation, treatment, storage, disposal, release, reporting, threatened release, discharge, emission, presence, investigation, remediation or monitoring of, or exposure to, Hazardous Materials, as in effect as of or before the date of this Agreement.

“Equity Securities” means any and all shares of capital stock, partnership interests, membership interests or other equity interests of such Person, and all warrants and options for, and other securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code or of a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” shall have the meaning set forth in the Preamble.

“Financial Statements” shall have the meaning set forth in Section 4.1(e).

“Financing” shall have the meaning set forth in Section 4.3(p)(v).

“Financing Failure” means the failure of the Debt Financing to be available to Parent on the terms and conditions described in the Debt Financing Term Sheet (or, with respect to the terms and conditions contemplated by the Debt Financing Term Sheet, on such terms and conditions that are not materially less favorable to Parent than the terms and conditions described in the Debt Financing Term Sheet) at a time where (i) all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the parties to the Jones Purchase Agreements stand ready, willing and able to consummate the closing of the transactions contemplated therein contemporaneously with the Closing (and have delivered an irrevocable notice to such effect to the Company), and (iii) Parent is not in Willful and Material Breach (with respect to clause (a) of such definition).

“Financing Termination Fee” means $100,000,000.00.

“FSA Benefits” shall have the meaning set forth in Section 5.11(f).

“GAAP” means Generally Accepted Accounting Principles in the United States.

“Good Reason” shall have the meaning set forth in Schedule 5.11(b).

“Governmental Authority” means any tribal authority, the United States and any state, county or parish, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof or any court, tribunal or arbitral body of competent jurisdiction.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product that is regulated or subject to standards of liability of control under Environmental Laws due to its actual or potential adverse effects upon health or the environment, or that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “oil and gas waste,” “hazardous chemical,” or “toxic pollutant,” and includes any “hazardous substances” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, any “hazardous wastes” as defined, listed, designated or regulated under the Resource Conservation and Recovery Act, as amended, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, any radioactive materials (including naturally occurring radioactive materials) and any petroleum or petroleum substances, including crude oil, or any fractionation thereof.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder and any similar foreign, state, provincial or local Law.

“Holdings” shall have the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) with respect to items (a)-(d) above, any interest, prepayment penalties, expenses or fees relating to such liabilities, (f) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Individual Agreement” shall have the meaning set forth in Section 5.11(c).

“Information Statement” shall have the meaning set forth in Section 5.13(a).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intended Tax Treatment” shall have the meaning set forth in Section 3.2(b).

“Involuntary Termination” shall have the meaning set forth in Schedule 5.11(b).

“IRS” means the Internal Revenue Service.

“Jones Entities” shall have the meaning set forth in the Recitals.

“Jones Purchase Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” means with respect to the Company, the collective actual knowledge of the individuals listed on Schedule A-1 of the Schedules, in each case, after reasonable inquiry, and with respect to Parent, the collective actual knowledge of the individuals listed on Schedule A-2 of the Schedules, in each case, after reasonable inquiry.

“Law” means any law, including common law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority, arbitrator or arbitration authority.

“Liabilities” shall have the meaning set forth in Section 4.1(f).

“Management Units” means the “Units” as defined in that certain Limited Liability Company Agreement of Covey Park Management LLC, a Delaware limited liability company, dated June 18, 2013, as amended.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (b) any Company Entity’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur:  general changes in Hydrocarbon prices;  changes in condition or developments generally applicable to the oil and gas industry in the United States;  general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates;  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);  changes in Laws or GAAP or the interpretation thereof;  any effect resulting from any action taken by Parent or any Affiliate of Parent; any effect resulting from any action taken by the Company or any Affiliate of the Company (including the Company Entities) that is expressly required hereunder or any failure of the Company or any Affiliate of the Company to take any action that is prohibited hereunder;  any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or (viii) any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Company Entities as compared to other participants in the industries and areas in which the Company Entities operate.

“Material Contract” shall have the meaning set forth in Section 4.1(p)(i).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“MMcf” means one million cubic feet.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all royalties, minimum royalties, overriding royalties and other similar burdens applicable thereto.

“Notes” means the 7.50% Senior Notes due 2025 issued by the Company and Covey Park Finance Corp.

“Notes Indenture” means that certain Indenture, dated as of May 3, 2017, by and among the Company, Covey Park Finance Corp., the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, in respect of the Notes, and as otherwise modified or supplemented prior to the date of this Agreement.

“Novation Agreements” mean, collectively, each ISDA Novation Agreement by and among an Assumed Hedge Counterparty, Company and Parent pursuant to which Company shall novate the Assumed Hedges to Parent.

“NRS” shall have the meaning set forth in the Recitals.

“NYSE” shall have the meaning set forth in the Recitals.

“Oil and Gas Lands” means all lands covered by Oil and Gas Leases or such pools or units included with such lands covered by the Oil and Gas Leases.

“Oil and Gas Leases” shall mean all leases, subleases, or licenses under which a Company Entity leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other mineral interest, including all such oil and gas leases set forth in the Company Reserve Report.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, including after payout interests or back-ins, and other non-working interests and non-operating interests; (b) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized and (c) all Oil and Gas Wells.

“Oil and Gas Wells” means all oil and gas wells, water wells, disposal wells and other wells located on or under the Oil and Gas Leases and/or Oil and Gas Lands, including the oil and gas wells more fully described in the Company Reserve Report.

“Order” or “order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company or Holdings, and (b) when used with respect to Parent, the Company and Holdings.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Contracts” shall have the meaning set forth in Section 4.3(n)(i).

“Parent Entities” means Parent and its Subsidiaries.

“Parent Good and Defensible Title” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Indenture” means that certain Indenture, dated as of August 3, 2018, by and between Comstock Escrow Corporation, as issuer, and American Stock Transfer & Trust Company LLC, as trustee, as amended.

“Parent Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Parent Entities, taken as a whole, or (b) any Parent Entity’s ability to perform its obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the conversion or exercise provisions of the Preferred Stock); provided, however, that the following shall not be considered in determining whether a Parent Material Adverse Effect has occurred or would be reasonably expected to occur:  general changes in Hydrocarbon prices;  changes in condition or developments generally applicable to the oil and gas industry in the United States;  general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates;  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);  changes in Laws or GAAP or the interpretation thereof; any effect resulting from any action taken by any Company Entity;  any effect resulting from any action taken by Parent or any Affiliate of Parent

(including the Parent Entities) that is expressly required hereunder or failure of Parent or any Affiliate of Parent to take any action that is prohibited hereunder;  any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items; or  any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby, except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Parent Entities as compared to other participants in the industries and areas in which the Parent Entities operate.

“Parent Related Party” shall have the meaning set forth in Section 7.2(d).

“Parent Required Governmental Authorizations” shall have the meaning set forth in Section 4.3(c)(i).

“Parent Reserve Report” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Reserve Report Oil and Gas Properties” shall have the meaning set forth in Section 4.3(m)(i).

“Parent Revolving Credit Facility” means that certain Credit Agreement dated as of August 14, 2018 among Parent, the lenders party thereto and Bank of Montreal, as Administrative Agent.

“Parent Severance Amount” shall have the meaning set forth in Section 5.11(c).

“Parent Stock Plan” means the Comstock 2019 Long-term Incentive Plan.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means all permits, licenses, approvals, emission or other pollution credits or allowances, registrations, variances, authorizations, and consents from or filed with appropriate Governmental Authorities, in each case, necessary to conduct operations in compliance with Laws, including relevant applications for the same.

“Permitted Encumbrances” means:

(a)preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business;

(c)Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report;

(d)Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and has no material adverse effect on the current use of the property encumbered thereby;

(e)such Encumbrances as Parent (in the case of Encumbrances with respect to properties or assets of the Company Entities) may have expressly waived in writing;

(f)all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Company Entity that are customarily granted in the oil and gas industry and do not materially interfere with the current use of the property or asset affected;

(g)the terms and conditions of each of the Material Contracts;

(h)any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(i)Encumbrances imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions;

(j)Encumbrances arising under the Revolving Credit Facility; or

(k)Encumbrances, exceptions, defects or irregularities in title, imperfections of title, claims, charges, security interests, covenants, and restrictions that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the Net Revenue Interest of the Company Entities in any Oil and Gas Lease below the Net Revenue Interest shown in the Company Reserve Report with respect to such lease (now or in the future), or increase the Working Interest of the Company Entities in any Oil and Gas Lease above the Working Interest shown on the Company Reserve Report with respect to such lease (now or in the future).

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Authority, association or unincorporated organization, or any other form of business or professional entity.

“Preferred Stock” shall have the meaning set forth in Section 4.3(i)(i).

“Preferred Stock Designation” means the Certificate of Designation of Preferred Stock of Parent in the form attached hereto as Exhibit G.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Reference Balance Sheet Date” shall have the meaning set forth in Section 4.1(f).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Related Party” shall have the meaning set forth in Section 4.3(o).

“Related Party Contract” shall have the meaning set forth in Section 4.3(o).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Governmental Authorizations” shall have the meaning set forth in Section 4.2(c)(i).

“Restrictive Legend” shall have the meaning set forth in Section 4.2(d)(iv).

“Restructuring” means the transactions contemplated by the Master Reorganization Agreement attached hereto as Exhibit D.

“Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of December 22, 2016, by and among the Company, Wells Fargo Bank, N.A., as administrative agent and a syndicate of lenders, as amended.

“Rights-of-Way” shall have the meaning set forth in Section 4.1(v).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“Schedules” means (i) with respect to the Company, the schedules delivered by Company to Parent contemporaneously with the execution hereof and (ii) with respect to Parent, the schedules delivered by Parent to the Company contemporaneously with the execution hereof, in each case as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent with or to the SEC, as such documents have been supplemented, modified or amended since the time of filing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Balance” means the aggregate Series A Preferred Liquidation Preference attributable to the Series A Preferred Units as of the Effective Time.

“Series A Preferred Liquidation Preference” has the meaning given to such term in the Company LLC Agreement.

“Series A Preferred Members” has the meaning given to such term in the Company LLC Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock of Parent having the rights, preferences and privileges set forth in the Preferred Stock Designation.

“Series A Preferred Units” has the meaning given to such term in the Company LLC Agreement.

“Series B Preferred Stock” means the Series B Preferred Stock of Parent having the rights, preferences and privileges set forth in the Preferred Stock Designation.

“Severance Payment” shall have the meaning set forth in Section 5.11(b).

“Severance Protection Period” shall have the meaning set forth in Section 5.11(b).

“Shareholders’ Agreement” shall have the meaning set forth in the Recitals.

“Stock Consideration” shall have the meaning set forth in Section 3.1(b).

“Stockholder Consent” shall have the meaning set forth in the Recitals.

“Subject Marks” shall have the meaning set forth in Section 5.15.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Entity” shall have the meaning set forth in Section 2.1.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax” or “Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local requirement of Law (including, but not limited to, Texas Tax Code Chapter 171).

“Terminable Breach” shall have the meaning set forth in Section 7.1(b)(iii).

“Trademark Rights” means trademarks, service marks, trade names, service names, logos, certifications, trade dress, corporate names, brand names, and other indicators of source or origin, including all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Preferred Stock Designation, the Support Agreement, the Shareholders’ Agreement, and the Registration Rights Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” means all third-party expenses incurred in connection with or related to the authorization, preparation, investigation, negotiation and performance of this Agreement and the transactions contemplated hereby, including the expenses of investment bankers, attorneys, accountants and other third party advisors.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Obligation” shall have the meaning set forth in Section 5.11(j).

“Willful and Material Breach” shall mean (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in the applicable Sections of Article VI have been satisfied or waived in accordance with the terms of this Agreement, or would have been satisfied except for the breach or failure of any of such Party’s representations, warranties or covenants hereunder (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).  Notwithstanding the foregoing, the failure of Parent to consummate the Closing following a Financing Failure shall not constitute a Willful and Material Breach.

“Williston” shall have the meaning set forth in the Recitals.

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any royalties, minimum royalties, overriding royalties and other similar burdens applicable thereto.

1.2Rules of Construction

.

(a)All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement. The inclusion of any information in the Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules that such information is required to be listed in the Schedules, that such items are material to the Company Entities, taken as a whole, or the Parent Entities, taken as a whole, as the case may be, or that such items have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(d)The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)Any performance required hereunder or any event requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; in the case of payments deferred pursuant to this subsection, no interest shall be payable for such day(s) deferred. Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

(h)In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iii) “days” mean calendar days.

Article II
THE MERGER

2.1The Merger

.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Parent in accordance with the provisions of the NRS and the DLLCA. As a result of the Merger, the separate existence of the Company shall cease and Parent shall continue its existence under the laws of the State of Nevada as the surviving entity (in such capacity, Parent is sometimes referred to herein as the “Surviving Entity”).

2.2Closing

.

(a)The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Dallas, Texas time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)As soon as practicable on the Closing Date after the Closing, certificates of merger prepared and executed in accordance with the relevant provisions of the NRS and DLLCA (the “Articles of Merger”) shall be filed with the Office of the Secretaries of State of the States of Nevada and Delaware in such form as necessary to effect the Merger. The Merger shall become effective upon the later filing and acceptance of the Articles of Merger with the Offices of the Secretaries of State of the States of Nevada or Delaware or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger (the “Effective Time”).

2.3Effect of the Merger

.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Parent shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.4Organizational Documents

.  At the Effective Time, Organizational Documents of Parent in effect immediately prior to the Effective Time shall continue to be the Organizational

Documents of the Surviving Entity, in each case until thereafter amended, subject to Section 5.18, in accordance with their respective terms and applicable Law.

2.5Directors and Officers of the Surviving Entity

. Except as provided in the Shareholders’ Agreement, the Parties shall cooperate and use reasonable best efforts to ensure that from and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity.

Article III
EFFECT OF THE MERGER; PAYMENT

3.1Effect of the Merger

.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, or any holder of any securities of Parent or the Company:

(a)All of the Equity Securities in Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding.

(b)All of the issued and outstanding Equity Securities of the Company shall be converted into the right to receive from Parent (A) an aggregate 28,833,000 shares of Parent Common Stock (subject to Section 3.1(c)) (such shares of Parent Common Stock, the “Common Stock Consideration”), (B) 210,000 shares of Series A Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”) and (C) cash in an amount equal to $700,000,000.00 plus the Series A Preferred Balance (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). At the Closing, (i) the Cash Consideration shall be paid by Parent to Holdings by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Parent not less than two (2) Business Days prior to the Closing and (ii) Parent shall deliver to Holdings the Stock Consideration, in book entry form, together with an executed certificate of the transfer agent, certifying as to the book entry issuance thereof and any other evidence of issuance reasonably requested by Holdings.

(c)If, at any time on or after the Execution Date and prior to the Closing, Parent makes (or any record date occurs with respect thereto) any Parent dividend or distribution on Parent Common Stock in shares of Parent Common Stock, subdivision or split of any Parent Common Stock, combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving person) or any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other securities, the number of shares of Parent Common Stock to be issued to Holdings pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, to provide for the receipt by Holdings, in lieu of any Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of

Parent Common Stock in connection with any such transaction. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

3.2Intended Tax Treatment; Withholding

.

(a)Notwithstanding any other provision of this Agreement, Parent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to Holdings such amounts Parent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law; provided that Parent shall notify Holdings and the Company of its determination and such Persons shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings in respect of which such deduction and withholding was made, and Parent shall disburse such withheld amounts to the applicable Governmental Authority.

(b)The Parties intend and agree that for U.S. federal income tax purposes (and any state and local income tax purposes that follow such treatment) that the merger of the Company into Parent in exchange for the Merger Consideration, and the issuance and sale of Parent Common Stock and Preferred Stock pursuant to the Jones Purchase Agreement are, taken together, intended to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code (the “Intended Tax Treatment.”).

Article IV
REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties Concerning the Company Entities

.  Except as set forth in the Schedules, the Company, Holdings and New Holdings represent and warrant to Parent as set forth below (it being understood that, except with respect to the representations and warranties in Section 4.1(d), Section 4.1(e) and Section 4.1(u)), the representations and warranties set forth in this Section 4.1 are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):

(a)Organization, Existence and Power; Authority.  Each of the Company Entities is a limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of the State of Delaware. Each of the Company Entities has the necessary limited liability company or corporate, as applicable, power and authority to carry on the business as now being conducted by such Company Entity and is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which such qualification or license is necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of the

Organizational Documents of each Company Entity as of the Execution Date. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

(b)Authorization; Enforceability.

(i)The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby.

(ii)This Agreement has been duly executed and delivered by the Company and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person party thereto, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)Capital Structure.

(i)As of the Execution Date, the Equity Securities set forth on Schedule 4.1(c)(i)(A) constitute all of the issued and outstanding Equity Securities of each of the Company Entities. After giving effect to the Restructuring and as of the Closing, the Equity Securities set forth on Schedule 4.1(c)(i)(B) will constitute all of the issued and outstanding Equity Securities of each of the Company Entities. All of such Equity Securities have been or will be, as the case may be, duly authorized, validly issued and fully paid. No such Equity Securities were or will be issued in violation of the Organizational Documents of the Company Entities, as applicable and such Equity Securities were or will be, as the case may be, issued in accordance with applicable Law in all material respects. Schedule 4.1(c)(i) sets forth the Series A Preferred Balance as of the Execution Date.

(ii)Except as set forth on Schedule 4.1(c)(ii) or in the Organizational Documents of the Company Entities, as applicable, there are no outstanding (A) Equity Securities of any Company Entity; (B) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts that may require any Company Entity to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem, any Equity Securities of any Company Entity (including any securities convertible into or exchangeable or exercisable for any Equity Security of any Company Entity); or

(C) stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company Entity.

(iii)Except as set forth on Schedule 4.1(c)(iii), none of the Company Entities owns, directly or indirectly, any Equity Securities of any Person.

(d)No Conflicts.

(i)Except for those set forth on Schedule 4.1(d)(i) (collectively, the “Company Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of any Company Entity in connection with the execution and delivery of this Agreement by the Company and, as of the Closing, the other Transaction Documents by any such Company Entity or the consummation of the transactions contemplated hereby and thereby, except filings, consents or approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)Except as set forth on Schedule 4.1(d)(ii) and assuming receipt of the Company Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery of this Agreement by the Company and, as of the Closing, the other Transaction Documents by the Company or any Company Entity, and the consummation of the transactions contemplated hereunder and thereunder, including but not limited to the Restructuring, will not result in (i) any conflict with the Organizational Documents of the Company Entities, (ii) any breach or violation of, or default under, or constitute or give rise to a right of termination pursuant to, any Material Contract, (iii) a violation of or default under any Law or Order to which any Company Entity is subject, or (iv) the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on the Company Assets, except, in the case of each of the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)Financial Statements.

(i)Set forth on Schedule 4.1(e)(i) are (i) the audited consolidated balance sheet of Current Holdings as of December 31, 2018 and 2017, and the related Statements of Operations, Changes in Equity and Cash Flows for the years ended December 31, 2018 and 2017 and the notes thereto and (ii) the unaudited consolidated balance sheet of Current Holdings as of March 31, 2019 and the related Statements of Operations, Changes in Equity and Cash Flows for the three months ended March 31, 2019 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (except that, being unaudited, the Financial Statements referred to in clause (ii) do not contain all notes required by GAAP and are subject to normal and recurring year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby, and (iii) fairly present in all material respects the financial condition and results of operations of the Company Entities at the respective dates and for the respective periods described therein.

(f)Undisclosed Liabilities. Since March 31, 2019 (the “Reference Balance Sheet Date”), the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those Liabilities which (a) are adequately reflected or reserved against in the balance sheet as of the Reference Balance Sheet Date, (b) have been incurred in the ordinary course of business since the Reference Balance Sheet Date, (c) are not required to be presented on the face of a balance sheet prepared in accordance with GAAP, (d) are incurred in connection with the transactions contemplated hereby or (e) would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(g)Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date and through the Execution Date, other than (x) in the ordinary course of business consistent with past practice, (y) in connection with the Restructuring or (z) as set forth on Schedule 4.1(g), there has not been, with respect to the Company Entities, any:

(i)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)amendment of the Organizational Documents of any of the Company Entities;

(iii)split, combination or reclassification of any shares of its membership interests;

(iv)issuance, sale or other disposition of any of its membership interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests;

(v)declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests (other than tax distribution and in connection with payments of dividends to the Series A Preferred Members);

(vi)material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP;

(vii)material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)entry into any Contract that would constitute a Material Contract;

(ix)incurrence, assumption or guarantee of any indebtedness for borrowed money by any Company Entity other than borrowings under the Revolving Credit Facility;

(x)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet or cancellation of any debts or entitlements in excess of $2,000,000;

(xi)material damage, destruction or loss (whether or not covered by insurance) to its property;

(xii)any capital investment in, or any loan to, any other Person (other than a wholly owned, directly or indirectly, Subsidiary);

(xiii)acceleration, termination, material modification to or cancellation of any Material Contract;

(xiv)any commitment for capital projects that, if funded during 2019, would cause the Company Entities, taken as a whole, to make capital expenditures exceeding 110% of the aggregate capital expenditures contemplated by the Company’s 2019 budget;

(xv)any loan to (or forgiveness of any loan to) any of its members or current or former directors, officers and employees;

(xvi)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)(A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (B) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $250,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xviii)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(xix)except for the transaction contemplated herein, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $2,500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases in the ordinary course of business consistent with past practice;

(xxi)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxii)action by any of the Company Entities to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any period after the Closing Date; or

(xxiii)commitment, resolution or agreement to take any of the foregoing actions.

(h)Bankruptcy.  No Company Entity (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Company Entity.

(i)Legal Proceedings.  Except as set forth on Schedule 4.1(i), (a) there is no Legal Proceeding pending or, to the Knowledge of Company, threatened against the Company or any Company Entity which (i) involves or affects any Company Entity or the Company Assets and has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated hereby, and (b) there are no material outstanding Orders imposed upon any Company Entity or any of the Company Assets which have not been satisfied as of the Execution Date.

(j)Taxes. Except as set forth on Schedule 4.1(j):

(i)Each of the Company Entities has timely filed all material Tax Returns required to be filed by or with respect to the material Taxes of the Company Entities, and has timely paid in full all material Taxes required to have been paid. No material audits or Legal Proceedings have been conducted or have been threatened, in writing, with respect to Taxes of the Company Entities. There are no material Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Company Assets.

(ii)No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by a

Company Entity has been executed or filed with the IRS or any other Governmental Authority that is currently in effect.

(iii)No Company Entity (i) is a party to any Tax allocation or sharing agreement (other than agreements or arrangements not primarily related to Taxes), (ii) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than groups the common parent of which is the Company) or (iii) otherwise has any liability for the Taxes of any Person (other than any of the Company Entities) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise.

(iv)All material Taxes required to be withheld, collected or deposited by or with respect to the Company Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority. Each of the Company Entities has complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(v)Since its formation, each of the Company Entities has been classified as either a partnership or a disregarded entity for U.S. federal (within the meaning of Treasury Regulation Section 301.7701-2) and state and local income Tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).

(vi)None the Company Entities have participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)Compliance with Laws.  Each Company Entity is, and at all times since January 1, 2017, has been, in compliance with all Laws applicable to its businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any of the Company Entities is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)Permits.  Each Company Entity holds all permits, licenses, franchises, approvals, certificates, exemptions, orders, registrations, or other authorizations of any Governmental Authority necessary for them to own, lease and operate their respective properties and assets and to carry on their respective businesses and operations in all material respects as currently conducted (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)Properties.

(i)Each Company Entity has good and valid material title to, or in the case of leased property and leased tangible assets, a valid material leasehold interest in, all of its real properties and tangible assets that are necessary for each Company Entity to conduct their respective businesses as currently conducted, free and clear of all Encumbrance other than (i) Encumbrance for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrance arising in the ordinary course of business of the Company Entities consistent with past practice and (iii) any such matters of record, Encumbrance and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company Entities as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company Entities is in good working order (reasonable wear and tear excepted).

(ii)Each of the Company Entities, to Company’s Knowledge, has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Entities enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)Schedule 4.1(m)(iii) sets forth a true and complete list of (i) all real property owned by each Company Entity and (ii) all real property leased for the benefit of each Company Entity pursuant to a Contract providing for annual aggregate rent in excess of $500,000; except in each case any real property that are Oil and Gas Leases.

This Section 4.1(m) does not relate to the Company Entities’ Intellectual Property, which is the subject of Section 4.1(r), or Oil and Gas Properties, which is the subject of Section 4.1(t).

(n)Benefit Plans.

(i)Schedule 4.1(n)(i) contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all stock purchase, stock option, phantom stock or other equity-based plan (other than the Management Units), severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former manager, consultant, former Business Employee of the Company, including any Continuing Employee (or any of their beneficiaries or dependents), has any present or future right to compensation or benefits or any Company Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Each such plan, agreement, program, policy and arrangement shall be singularly referred to as an “Employee Plan” and collectively as the “Employee Plans.”

(ii)The Company has provided or made available to Parent a current, accurate and complete copy of each Employee Plan, or if such Employee Plan is not in written form, a written summary of all of the material terms of such Employee Plan. With respect to each Employee Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable:  (A) any related trust agreement or other funding instrument, (B) the most recent determination letter of the IRS, (C) any summary plan description, summary of material modifications, and other similar material written communications to the employees of Company Entities concerning the benefits provided under an Employee Plan, and (D) for the three (3) most recently completed fiscal years, (1) the Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.

(iii)No Company Entity nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise), and no fact or event exists that would reasonably be expected to give rise to any such liability, with respect to:  (A) a “multiemployer plan” (within the meaning of Section 3(37)(B) of ERISA), (B) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (C) a “multiple employer plan” within the meaning of Section 413 of the Code and Prohibited Transaction Exemption 76-1, Part C, Section III, (D) a “multiple employer welfare arrangement” within the meaning of Section 4(30) of ERISA or (E) a “funded welfare plan” within the meaning of Section 419 of the Code.

(iv)With respect to the Employee Plans, except as is disclosed in Schedule 4.1(n)(iv): (A) each Employee Plan complies with its terms and complies in form and in operation in all material respects with the applicable provisions of ERISA and the Code and all other applicable legal requirements; (B) no prohibited transaction, other than those for which correction has been made or will be made prior to Closing and in each case, without any Material Adverse Effect, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, and all contributions required to be made under the terms of any Employee Plan have been timely made or accrued; and (C) each Employee Plan intended to be qualified under Section 401(a) of the Code that is required to do so has received or applied for a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and to Company’s Knowledge nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and to Company’s Knowledge nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Employee Plan.

(v)Except as is disclosed in Schedule 4.1(n)(v) there is no Action by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other regulatory authority having jurisdiction over an Employee Plan or by any plan participant or beneficiary pending, or to Company’s Knowledge, threatened, relating to the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions.

(vi) Each Employee Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code, the Health Insurance Portability and Accountability Act of 1986, as amended, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended, and the Company Entities are not subject to any liability, including additional contributions, fines, penalties, assessable payments, or loss of Tax deduction as a result of such administration and operation.

(vii)The Company Entities have no obligation to provide any welfare benefits to any employee following termination of employment, except continuation coverage required under Section 4980B(f) of the Code and Section 601(a) of ERISA (or equivalent state Law).

(viii)Each Employee Plan subject to Section 409A of the Code has complied in form and operation with the material requirements of Section 409A of the Code as in effect from time-to-time.

(ix)Except as disclosed in Schedule 4.1(n)(ix) none of the Company Entities are obligated to make any payments in connection with the transactions contemplated by this Agreement (either alone or in connection with any other event), including under any benefit plan, that would be or reasonably could expected to be an “excess parachute payments” pursuant to Section 280G of the Code, including those which could be approved by the applicable shareholders in a vote conducted in accordance with Treasury Regulation Section 1.280G-1, Q/A-7. There is no agreement, plan or other arrangement to which any Company Entity is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(x)Except as disclosed in Schedule 4.1(n)(x), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former manager, consultant, former Business Employee of the Company, including any Continuing Employee to severance pay, unemployment compensation or any other similar termination payment that could become payable by Parent or any Parent Affiliate, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Continuing Employee, which would become the financial responsibility of Parent or any Parent Affiliate.

(o)Labor Matters.

(i)Schedule 4.1(o)(i) sets forth a list of the names of each Business Employee, along with the annualized base salary or hourly rate of pay, bonus and benefits for which such Business Employees are eligible. The Company Entities are and since January 1, 2017 have been, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, overtime compensation, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, retaliation, immigration control, employee classification, information privacy and security, and payment and withholding of Taxes. During the preceding three years, there has not been, and as of the Execution Date there is not pending or, to Company’s Knowledge, threatened, any work stoppage, labor strike, lockout or similar labor dispute by employees of the Company Entities.

(ii)No employee of any Company Entity or any Business Employee is represented by a labor union or covered by an effective or pending collective bargaining agreement or similar labor agreement. During the preceding three years, to Company’s Knowledge, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any Business Employees or employees of the Company Entities. There are no (A) unfair labor practice charges or complaints against the Company Entities pending before the National Labor Relations Board or any other labor relations tribunal or authority and to Company’s Knowledge no such charges, claims or petitions are threatened, (B) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (C) grievances or pending arbitration proceedings against the Company Entities that arose out of or under any collective bargaining agreement.

(iii)To Company’s Knowledge as of the Execution Date, except as set forth on Schedule 4.1(o)(iii) no Business Employee who is a management employee or officer intends, or is expected, to terminate his or her employment in connection with or as a result of the consummation of the transactions contemplated herein.

(iv)Except as set forth on Schedule 4.1(o)(iv), with respect to any current or former employee, officer, consultant, worker or other service provider of any Company Entity, there are no Legal Proceedings against the Company Entities pending, or to Company’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider to any Company Entity, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in any Company Entity incurring a material liability.

(v)The Company, with respect to the Business Employees, is, and at all times since at least January 1, 2017 has been, in material compliance with all applicable Laws relating to immigration and/or the verification of employment eligibility, including without limitation the Immigration Reform and Control Act of 1986, as amended, and the Immigration and Nationality Act, as amended. Each Business Employee has provided documentation that he or she is legally authorized to work in the United States and, to the Company’s Knowledge, has properly completed an I-9 form and the Company has retained such form in accordance with the requirements of applicable immigration Laws.

(p)Material Contracts.

(i)Schedule 4.1(p)(i) lists each Contract of the following types to which any of the Company Entities is a party or by which any of their respective properties or assets is bound as of the Execution Date:

(A)any Contract that materially limits the ability of any Company Entity to compete in any line of business or with any Person or in any geographic area;

(B)any Contract with respect to the formation, creation, operation, management or Control of a joint venture, partnership or other similar agreement or arrangement with any Person other than another Company Entity involving assets or obligations in excess of $5,000,000;

(C)any Contract relating to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(D)any Contract involving the acquisition or disposition of assets with a value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) (other than acquisitions or dispositions of inventory or Hydrocarbons in the ordinary course of business consistent with past practice);

(E)any Contract that by its terms calls for aggregate payment or receipt by any Company Entity under such Contract of more than $5,000,000 and has a term greater than one year, not including any Contracts made in the ordinary course of business for oil and gas well drilling and completion;

(F)any Contract that obligates any Company Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(G)any Contract not entered into in the ordinary course of business between any Company Entity, on the one hand, and any Affiliate thereof (other than any other Company Entity), excluding the Organizational Documents of the Company Entities;

(H)any Contract with any Governmental Authority, excluding any Oil and Gas Leases and Company Permits;

(I)each joint operating agreement, joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract that either (A) is material to the operation of the Company Entities, taken as a whole, (B) would reasonably be expected to require the Company Entities to make aggregate expenditures in excess of $5,000,000 in the aggregate during the 12-month period following the Closing Date or (C) contains an area of mutual interest, or any “tag along” or “drag along (or similar rights) allowing a third party, or requiring the Company Entities to, participate in any future transactions with respect to any assets or properties of the Company Entities;

(J)any Contract that provides for the sale by a Company Entity of Hydrocarbons for a term greater than one year and in excess of 10 MMcf of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(K)each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case, affecting the business or the Oil and Gas Properties of any Company Entity, to which any Company Entity or any of their respective Subsidiaries is subject, and is material to such Company Entity, other than those contained in (i) any agreement in which such provision is solely for the benefit of such Company Entity, (ii) customary royalty pricing provisions in Oil and Gas Leases or (iii) customary preferential rights in joint operating agreements, unit agreements or participation agreements; or

(L)each Contract for any Derivative Transaction, including for the avoidance of doubt, a summary of the material terms of each confirmation with respect thereto setting forth the counterparty, trade date, product, price, term and notional amounts or volumes).

Each contract of the type described in clauses (A) through (L) is referred to herein as a “Material Contract.”

(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company Entity to the extent such Company Entity is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (B) there is no default under any Material Contract by the Company Entity or, to the Company’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of any Company Entity or, to the Company’s Knowledge, any other party thereto under any such Material Contract. No Company Entity has received any written notice of any such default, event or condition. Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto, as of the Execution Date.

(q)Insurance.  Schedule 4.1(q)(i) sets forth a list of all of the material policies of insurance carried by or for the benefit of the Company Entities or the Company Assets, other than title insurance policies, if any, with respect to any real property. As of the Execution Date, except as set forth on Schedule 4.1(q)(ii), no material claim relating to the Company Entities or the Company Assets is outstanding under any of the policies set forth on Schedule 4.1(q)(i), and to the Company’s Knowledge, no carrier of any such policy has asserted any denial of coverage. As of the Execution Date, all premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full.

(r)Intellectual Property.  Except as disclosed on Schedule 4.1(r), (a) the Company Entities own, or have valid licenses or other rights to use, all Intellectual Property necessary for the operation of the Company business, subject to any limitations contained in the agreements governing the use of the same, except has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (b) to the Company’s Knowledge, none of such Intellectual Property is the subject of any challenge regarding use thereof, (c) to the Company’s Knowledge, the conduct of the Company business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and (d) no Company Entity has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which any Company Entity is a party or by which it is bound.

(s)Environmental.  Except as set forth on Schedule 4.1(s):

(i)Each Company Entity is and, for the previous five years, has been in compliance with Environmental Laws in all material respects, and such compliance includes obtaining and possessing and complying in all material respects with all Permits required pursuant to any Environmental Law in connection with the assets and operations of the Company Entities as presently conducted.

(ii)There have been no Releases of Hazardous Materials at any property currently or, to the Company’s Knowledge, formerly owned, operated or otherwise used by the Company Entities, or, to the Company’s Knowledge, by any predecessors of any Company Entity, except as has not had, and would not reasonably be expected to cause a material Liability to any Company Entity, and, as of the Execution Date, neither Company nor any Company Entity have received any written notice asserting material non-compliance with, or a material liability or obligation under any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by any Company Entity, or at or from any offsite location where Hazardous Materials from any Company Entity’s operations have been sent for treatment, disposal, storage or handling.

(iii)As of the Execution Date, no Company Entity (x) is the subject of any pending or, to the Company’s Knowledge, any threatened Legal Proceeding regarding, and has not received from any Governmental Authority or other Person any written notice or claim of, any actual or potential material violation of or Liability under any Environmental Law other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority, and for which such Company Entity has no further material obligations outstanding, or regarding the termination, revocation, suspension or adverse modification of any material Permit issued under Environmental Laws, and (y) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree imposing material outstanding obligations pursuant to Environmental Laws.

(iv)Prior to the Execution Date, the Company has made available to Parent true and complete copies of all environmental investigations, studies, audits and tests, and other material documents, including but not limited to, Phase I and Phase II environmental site assessments, in the possession, control or custody of Company or any Company Entity and relating to (a) material environmental conditions at any current or former properties or facilities owned or operated by any Company Entity or (b) any unresolved material Liability of an Company Entity under Environmental Laws.

(v)Except as expressly set forth in this Section 4.1(s), neither the Company nor any of the Company Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law or with respect to Hazardous Materials.

(t)Oil and Gas Matters.

(i)Except as would not be material to the Company Entities taken as a whole and except for any Oil and Gas Properties (1) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by the Company’s independent petroleum engineers relating to the Company’s interests referred to therein as of December 31, 2018 (the “Company Reserve Report”) attached hereto as Exhibit C or (2) reflected in the Company Reserve Report as having been sold or otherwise disposed of, the Company Entities have Company Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (after giving effect to such excepted assets and properties, the “Company Reserve Report Oil and Gas Properties”) and in each case as attributable to interests owned by the Company Entities, free and clear of any material Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “Company Good and Defensible Title” means that any Company Entity’s title (as of the date hereof and as of the Closing) to each of the Company Reserve Report Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (a) entitles any Company Entity to receive (after satisfaction or payment of all royalties, minimum royalties, overriding royalties and other similar leasehold burdens applicable thereto), not less than the Net Revenue Interest shown in the Company Reserve Report of all Hydrocarbons produced from such Company Reserve Report Oil and Gas Properties throughout the productive life of such Company Reserve Report Oil and Gas Properties other than (i) any decreases in connection with those operations in which the Company Entities may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of this Agreement, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Company Reserve Report, (b) obligates a Company Entity to bear a Working Interest relating to such Company Reserve Report Oil and Gas Properties of not greater than the Working Interest shown on the Company Reserve Report for such Company Reserve Report Oil and Gas Properties other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (ii) changes due to the exercise after the Execution Date of non-consent rights under the applicable operating agreements and similar agreements or applicable Law, (iii) increases that are accompanied by at least a proportionate increase in the Company Entities’ collective Net Revenue Interest in such Company Reserve Report Oil and Gas Properties, or (iv) as otherwise expressly stated in the Company Reserve Report, and (c) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)Except for any such matter that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the factual, non-interpretive data supplied by the Company to its independent petroleum engineers relating to the Company’s interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Company Reserve Report Oil and Gas Properties in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. The oil and gas reserve estimates of Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company’s independent petroleum engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company Entities as of the dates indicated therein.

(iii)With respect to the Company Entities, (1) all material rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases held by any Company Entity have been properly and timely paid in all material respects, (2) all material royalties, minimum royalties, overriding royalties and other similar leasehold burdens owed by any Company Entity with respect the Company Entities’ interests in any Oil and Gas Properties have been timely and properly paid in all material respects and (3) none of the Company Entities (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company Entities.

(iv)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties owned by the Company

Entities are being received by them in a timely manner and are not being held in suspense (by Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Hydrocarbon wells.

(v)All of the Hydrocarbon wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Company Entities or otherwise associated with an Oil and Gas Property of the Company Entities have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Company Entities related to such wells and applicable Law, in each case in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(u)Preferential Rights and Consents.  Schedule 4.1(u) contains a list of all (a) rights or agreements that permit any Person to purchase or acquire any assets of any Company Entity or portions thereof triggered by and arising in connection with the transactions contemplated hereby, and (b) consents to assignment, approvals, waivers, or authorizations (excluding any of the foregoing customarily obtained from Governmental Authorities or following Closing) triggered by and arising in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by Company (the “Consents”) except those rights, agreements or Consents that would not be material to the Company Entities taken as a whole.

(v)Rights-of-Way.  Each of the Company Entities has such easements, rights-of-way, fee assets and other surface or sub-surface use or ingress and egress rights from the applicable Persons (collectively “Rights-of-Way”) as are sufficient to conduct its business as such business is currently operated in all material respects. Each of the Company Entities has fulfilled and performed in all material respects all of its material obligations with respect to such Rights-of-Way and is conducting in all material respects its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way. All pipelines operated by the Company Entities are subject to Rights-of-Way or are located on real property owned or leased by the Company Entities, and there are no material gaps (including any gap arising as a result of any breach by any Company Entity of the terms of any Rights-of-Way) in the Rights-of-Way.

(w)Brokers’ Fees.  Except as set forth on Schedule 4.1(w), no Company Entity is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or its Affiliates (including, following the Closing, the Company Entities) based on any arrangements made by or on behalf of any Company Entity or any of its Affiliates prior to Closing, other than as contemplated by this Agreement.

(x)Books and Records.  All books and records of the Company Entities and the Company business have been maintained in accordance with applicable Law in all material respects and in the ordinary course of business consistent with past practices of the Company Entities.

(y)Ownership of Comstock Securities.  Neither the Company nor any of its Subsidiaries or the “affiliates” or “associates” (as such terms are defined in NRS Sections 78.412 and 78.413, respectively) of any such Person is, and at no time during the last four (4) years has been an “interested stockholder” (as such term is defined in NRS Section 78.423) of Parent.

(z)Information Supplied. Subject to the accuracy of the representations and warranties set forth in Section 4.3, none of the information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Information Statement will, on the date it is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by or on behalf of Parent for inclusion or incorporation by reference in any of the foregoing documents.

(aa)Restructuring.  The consummation of the Restructuring will not result in any breach or violation of, or default under, or constitute or give rise to a right of acceleration pursuant to, the Notes Indenture.

(bb)Transaction Expenses. No Company Entity has prepaid any Transaction Expenses to be incurred after the Execution Date.

(cc)No Additional Representations.  Except for the representations and warranties made in Section 4.1 and Section 4.2, neither Company nor any other Person makes any express or implied representation or warranty with respect to the Company Entities or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and each Company Entity disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither any Company Entity nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to any Company Entity or their respective businesses; or any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Entities, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

4.2Representations and Warranties Concerning Holdings

.  Except as set forth in the Schedules, Holdings and Current Holdings represent and warrant to Parent as set forth below (it being understood that the representations and warranties set forth in this Section 4.2 as they pertain to Holdings are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):

(a)Due Organization; Authority.  Each of Holdings and Current Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

(b)Authorization; Enforceability.

(i)The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Holdings and Current Holdings and no other limited liability company proceedings on the part of Holdings or Current Holdings are necessary to approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby.

(ii)This Agreement has been duly executed and delivered by Holdings and Current Holdings and constitutes, and, as of the Closing, each of the other Transaction Documents to which Holdings and Current Holdings is a party will be duly executed and delivered by Holdings and Current Holdings, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person party thereto, the valid and binding obligations of Holdings and Current Holdings, enforceable against Holdings and Current Holdings in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)No Conflict.

(i)Except as set forth on Schedule 4.2(c)(i) (collectively, the “Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of Holdings or Current Holdings in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Holdings and Current Holdings or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Holdings or Current Holdings to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing, (ii) those that may be required because of Parent’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.

(ii)Except as set forth on Schedule 4.2(c)(ii) and assuming receipt of the Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Holdings and Current Holdings and the performance by Holdings of its obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of either Holdings or Current Holdings, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any material Contract to which Holdings or Current Holdings is a party or by which Holdings, Current Holdings or any of their properties or assets are bound, (iii) a violation of or default under any Law or Order to which Holdings is subject or (iv) the creation or imposition of any Encumbrance, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Holdings and Current Holdings to fulfill their obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.

(d)Private Placement.

(i)Each of Holdings and Current Holdings is acquiring the Stock Consideration for their own account with no present intention to resell or otherwise distribute such securities in violation of applicable securities laws. Holdings is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each of Holdings and Current Holdings acknowledge that the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (whether under the Registration Rights Agreement or otherwise) or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

(ii)Each of Holdings and Current Holdings (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in Parent Common Stock, and (B) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(iii)Each of Holdings and Current Holdings (A) has conducted its own investigation of Parent, the Series A Preferred Stock and Parent Common Stock, (B) has had access to the SEC Reports and to such financial and other information as it deems necessary in connection with its decision to receive the Stock Consideration, and (C) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and its Subsidiaries and to ask questions of Parent and receive answers thereto, each as it deems necessary in connection with its decision to receive the Stock Consideration. Each of Holdings and Current Holdings further acknowledges that they have had the opportunity to consult with its own counsel, financial, tax, and other professional advisers as it believes is sufficient for purposes of its receipt of the Stock Consideration.

(iv)Each of Holdings and Current Holdings understand that upon the original issuance of the Stock Consideration, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(v)Promptly upon the earlier of (A) the expiration of Rule 144’s applicability to Holdings (and its transferees) and/or its (and their) designees(s) holdings of Parent’s securities or (B) the effectiveness of a registration statement covering the Stock Consideration pursuant to the Registration Rights Agreement, Parent shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby. Any restrictive legend applicable to the Common Stock issuable upon conversion of the Series A Preferred Stock shall be removed consistent with the foregoing.

(e)Ownership of the Company. As of the Execution Date, all of the issued and outstanding common Equity Securities of the Company are owned by Current Holdings, free and clear of all Encumbrances, other than those Encumbrances set forth in the applicable Organizational Documents or under applicable securities Laws. After giving effect to the Restructuring, all of the issued and outstanding Equity Securities of the Company will be owned by Holdings, free and clear of all Encumbrances, other than those Encumbrances set forth in the applicable Organizational Documents or under applicable securities Laws.

(f)No Additional Representations.  Except for the representations and warranties made in Section 4.1 and Section 4.2, neither Holdings, Current Holdings nor any other Person makes any express or implied representation or warranty with respect to Holdings, Current Holdings or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and each of Holdings and Current Holdings disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Holdings, Current Holdings nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to Holdings,  Current Holdings or their respective businesses; or any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of Holdings and Current Holdings, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

4.3Representations and Warranties Concerning Parent

.  Except as set forth in the Schedules, and except as disclosed in the SEC Reports filed after December 31, 2018 and prior to the Execution Date (excluding any disclosures set forth in any such SEC Reports in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, Parent represents and warrants to the Company and Holdings as follows:

(a)Due Organization; Authority.  Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder. Each of Parent and its Subsidiaries is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which it carries on business or owns assets, and such qualification is required by Law except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and the consummation by Parent of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock) have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and the other Transaction Documents to consummate the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock). This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c)No Conflict.

(i)Except for those set forth on Schedule 4.3(c) (collectively, the “Parent Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required on the part of Parent in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Parent or the consummation of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock), except filings, consents or approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)Assuming receipt of the Parent Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent does not, and the consummation of the transactions contemplated hereby and thereby (including the conversion or exercise provisions of the Preferred Stock) and compliance by Parent with the provisions hereof and thereof (including the conversion or exercise provisions of the Preferred Stock) will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of Parent’s Organizational Documents, or Organizational Documents of any Subsidiary of Parent, any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other Contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or subject to the Parent Required Governmental Authorizations, any Law or any rule or regulation of the NYSE applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except, with respect to clauses (b) and (c), for any such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)The Stockholder Consent is the only approval of Parent’s stockholders necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Jones Purchase Agreement.

(d)No Brokers.  Except as set forth on Schedule 4.3(d), neither Parent nor any of its Subsidiaries are parties to any Contract for the payment of any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origin, negotiation, execution or performance of this Agreement for which the Company of any of its Affiliates will have any liability whatsoever.

(e)Bankruptcy.  There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent. Parent is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

(f)Legal Proceedings.  Except as set forth on Schedule 4.3(f), (a) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Entity which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated hereby, or (iii) as of the Execution Date, challenges the validity or enforceability of the obligations of Parent under this Agreement or the respective obligations of Parent under the other Transaction Documents to which it is or will be a party and (b) there are no material outstanding Orders imposed upon any Parent Entity or any of its assets which have not been satisfied as of the Execution Date.

(g)The Stock Consideration.

(i)Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Equity Securities of Parent has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of Parent, pending, contemplated or threatened.

(ii)The Stock Consideration and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, when issued pursuant to the terms of this Agreement and the Preferred Stock Designation, as applicable, will be issued in the name of the Holdings and/or its designee(s), and duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations or other Encumbrances of any nature whatsoever, other than such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various states of the United States and such Encumbrances as may be imposed by the Company.

(iii)At or prior to Closing, 106,250,000 shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock shall have been duly reserved for such issuance and approved for listing on the NYSE, subject to official notice of issuance.

(h)SEC Reports; Undisclosed Liabilities.

(i)Since January 1, 2018, Parent has filed and furnished with the SEC on a timely basis true and complete copies of all SEC Reports required to be filed or furnished under the Securities Act or the Exchange Act. The SEC Reports, as of their respective effective dates (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Reports), or, if amended, as finally amended, prior to the Execution Date, complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Reports, and none of the SEC Reports as of such respective dates contained, or if filed or furnished with the SEC subsequent to the Execution Date will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)The consolidated financial statements of Parent, including all notes and schedules thereto, included in the SEC Reports as of their respective dates (if amended, as of the date of the last such amendment) comply, or if filed after the Execution Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will have been, prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), in a manner consistent with the books and records of Parent and its Affiliates and fairly present, or will fairly present, in all material respects, in accordance with the applicable requirements of GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(iii)Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a‑15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to

Parent’s auditors and the audit and risk committee of Parent Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Reports, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective.

(iv)Since December 31, 2018, neither Parent and nor any of its Subsidiaries has any Liabilities, except those Liabilities which (a) are adequately reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of December 31, 2018 included in the SEC Reports filed by Parent and publicly available prior to the Execution Date, (b) have been incurred in the ordinary course of business since December 31, 2018, (c) are not required to be presented on the face of a consolidated balance sheet of Parent prepared in accordance with GAAP, (d) are incurred in connection with the transactions contemplated hereby or (e) would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(v)Since December 31, 2018, and other than as set forth on Schedule 4.3(h)(v), (i) there has not been any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Parent Entities have in all material respects operated in the ordinary course consistent with past practices (other than the entry into this Agreement and the negotiation thereof) and (iii) Parent has not (A) declared or paid any dividends in respect of its Equity Securities (other than tax distributions consistent with past practice) or (B) repurchased or redeemed any Equity Securities of Parent.

(vi)Since December 31, 2018, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or Representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(vii)As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports. To the Knowledge of Parent, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(viii)Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(ix)Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(i)Capitalization.

(i)As of the Execution Date, the authorized capital stock of Parent consists of (i) 155,000,000 shares of Parent Common Stock, par value $0.50 per share, and (ii) 5,000,000 shares of preferred stock, par value $10.00 per share (“Preferred Stock”). At the close of business on June 6, 2019: (A) 105,953,681 shares of Parent Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 497,162 shares of restricted stock; (C) 671,090 shares were subject to outstanding performance share units (assuming maximum performance) and 7,570,291 shares of Parent Common Stock remained available for issuance pursuant to the Parent Stock Plan.

(ii)All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive or similar rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance, in all material respects, with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Stock Plan). As of the close of business on June 6, 2019, except as set forth in this Section 4.3(i), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Equity Securities of Parent or securities convertible into or exchangeable or exercisable for Equity Securities of Parent. All outstanding shares of capital stock or other Equity Securities of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.3(i), there are outstanding: (A) no Equity Securities of Parent, Voting Debt or

other voting securities of Parent, (B) no Equity Securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Equity Securities of Parent, Voting Debt or other voting securities of Parent and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Securities of Parent or its Subsidiaries or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other Equity Securities of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any Equity Securities of Parent. As of the Execution Date, neither Parent nor any of its Subsidiaries has any (1) interests in any joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.3(i).

(j)Information Supplied.  Subject to the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Information Statement will, on the date it is first published, distributed or disseminated to the stockholders of Parent, at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

(k)Taxes.

(i)Parent is not an investment company within the meaning of Section 351(e)(1) of the Code.

(ii)To Parent’s Knowledge, there is no agreement, arrangement or understanding relating to rights or obligations to vote Parent Common Stock among Parent and certain of its stockholders.

(iii)Except as set forth on Schedule 4.3(k)(iii), there is no current plan, intention, agreement, arrangement or understanding for: (a) Parent to issue any shares of Parent Common Stock or other interests in its equity other than the Stock Consideration, Parent Common Stock and convertible preferred stock issued pursuant to the Jones Purchase Agreement; or (b) Parent or, to Parent’s Knowledge, any other person affiliated with Parent, to redeem or otherwise reacquire any Parent Common Stock or convertible preferred stock to be issued in connection with this Agreement, or the Jones Purchase Agreement.

(iv)To Parent’s Knowledge, there is no current plan, intention, agreement, arrangement or understanding for any person to exercise any stock rights, warrants or subscriptions with respect to any capital stock of Parent other than pursuant to the transactions contemplated by this Agreement.

(v)To Parent’s Knowledge, there is no current plan, intention, agreement, arrangement or understanding for any person to dispose of any Parent Common Stock or other interests in its equity that would prevent the transactions described in Section 3.2(b) from qualifying for the Intended Tax Treatment.

(l)Environmental.  Except as set forth on Schedule 4.3(l):

(i)Each Parent Entity is and, for the previous five years, has been in compliance with Environmental Laws in all material respects, and such compliance includes obtaining and possessing and complying in all material respects with all Permits required pursuant to any Environmental Law in connection with assets and operations of the Parent Entities as presently conducted.

(ii)There have been no Releases of Hazardous Materials at any property currently or, to Parent’s Knowledge, formerly owned, operated or otherwise used by the Parent Entities, or, to Parent’s Knowledge, by any predecessors of an Parent Entity, except as have not had, and would not reasonably be expected to cause a material Liability to any Company Entity, and, as of the Execution Date, neither Parent nor any Parent Entity have received any written notice asserting material non-compliance with, or a material liability or obligation under any Environmental Laws in all material respects, including with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by an Parent Entity, or at or from any offsite location where Hazardous Materials from an Parent Entity’s operations have been sent for treatment, disposal, storage or handling.

(iii)As of the Execution Date, no Parent Entity (x) is the subject of any pending or, to Parent’s Knowledge, any threatened Legal Proceeding regarding, and has not received from any Governmental Authority or other Person any written notice or claim of, any actual or potential material violation of or Liability under any Environmental Law other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority, and for which such Parent Entity has no further material obligations outstanding, or regarding the termination, revocation, suspension or adverse modification of any material Permit issued under Environmental Laws, and (y) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree imposing material outstanding obligations pursuant to Environmental Laws.

Except as expressly set forth in this Section 4.3(l), neither Parent nor any of the Parent Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law or with respect to Hazardous Materials.

(m)Oil and Gas Matters.

(i)Except as would not be material to the Parent Entities taken as a whole and except for any Oil and Gas Properties (1) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Parent’s independent petroleum engineers relating to Parent’s interests referred to therein as of December 31, 2018 (the “Parent Reserve Report”) filed as exhibit 99.1 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, or (2) reflected in the Parent Reserve Report as having been sold or otherwise disposed of, the Parent Entities have Parent Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (after giving effect to such excepted assets and properties, the “Parent Reserve Report Oil and Gas Properties”) and in each case as attributable to interests owned by the Parent Entities, free and clear of any material Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “Parent Good and Defensible Title” means that any Parent Entity’s title to each of the Parent Reserve Report Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (a) entitles any Parent Entity to receive (after satisfaction or payment of all royalties, minimum royalties, overriding royalties and other similar leasehold burdens applicable thereto), not less than the Net Revenue Interest shown in the Parent Reserve Report of all Hydrocarbons produced from such Parent Reserve Report Oil and Gas Properties throughout the productive life of such Parent Reserve Report Oil and Gas Properties other than (i) any decreases in connection with those operations in which the Parent Entities may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of this Agreement, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Parent Reserve Report, (b) obligates a Parent Entity to bear a Working Interest relating to such Parent Reserve Report Oil and Gas Properties of not greater than the Working Interest shown on the Parent Reserve Report for such Parent Reserve Report Oil and Gas Properties other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (ii) changes due to the exercise after the Execution Date of non-consent rights under the applicable operating agreements and similar agreements or applicable Law, (iii) increases that are accompanied by at least a proportionate increase in the Parent Entities’ collective Net Revenue Interest in such Parent Reserve Report Oil and Gas Properties, or (iv) as otherwise expressly stated in the Parent Reserve Report, and (c) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)Except for any such matter that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to its independent petroleum engineers relating to Parent’s interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Parent Reserve Report Oil and Gas Properties in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. The oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by Parent’s independent petroleum engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Parent Entities as of the dates indicated therein.

(iii)With respect to the Parent Entities, (1) all material rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases held by any Parent Entity have been properly and timely paid in all material respects, (2) all material royalties, minimum royalties, overriding royalties and other similar leasehold burdens owed by any Parent Entity with respect the Parent Entities’ interests in any Oil and Gas Properties have been timely and properly paid in all material respects and (3) none of the Parent Entities (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Parent Entities.

(iv)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties owned by the Parent Entities are being received by them in a timely manner and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Hydrocarbon wells.

(v)All of the Hydrocarbon wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Parent Entities or otherwise associated with an Oil and Gas Property of Parent Entities have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Parent Entities related to such wells and applicable Law, in each case in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(vi)None of the Oil and Gas Properties of the Parent Entities is subject to any (a) rights or agreements that permit any Person to purchase or acquire any assets of any Parent Entity or portions thereof triggered by and arising in connection with the transactions contemplated hereby, or (b) consents to assignment, approvals, waivers, or authorizations (excluding any of the foregoing customarily obtained from Governmental Authorities or following Closing) triggered by and arising in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by Parent, except those rights, agreements or consents that would not be material to the Parent Entities taken as a whole.

(vii)Rights-of-Way.  Each of the Parent Entities has such Rights-of-Way as are sufficient to conduct its business as such business is currently operated in all material respects. Each of the Parent Entities has fulfilled and performed in all material respects all of its material obligations with respect to such Rights-of-Way and is conducting in all material respects its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way. All pipelines operated by the Parent Entities are subject to Rights-of-Way or are located on real property owned or leased by the Parent Entities, and there are no material gaps (including any gap arising as a result of any breach by any Parent Entity of the terms of any Rights-of-Way) in the Rights-of-Way.

(n)Material Contracts.

(i)Any Contract to which any Parent Entity is party that (i) is required to be filed with the SEC in the SEC Reports pursuant to the Exchange Act or (ii) will be required to be filed with the SEC in any subsequent SEC Report pursuant to the Exchange Act (such Contracts, collectively, the “Parent Contracts”) is either filed as an exhibit to the SEC Reports or is set forth on Schedule 4.3(n).

(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Contract is valid and binding on the Parent Entity to the extent such Parent Entity is a party thereto, as applicable, and to Parent’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (B) there is no default under any Parent Contract by the Parent Entity or, to Parent’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of a Parent Entity or, to Parent’s Knowledge, any other party thereto under any such Parent Contract. No Parent Entity has received any written notice of any such default, event or condition. Parent has made available to the Company (including through the SEC Reports) true and complete copies of all Parent Contracts, including all amendments thereto, as of the Execution Date.

(o)Related Parties.  Except as set forth on Schedule 4.3(o), no Affiliate of Parent, the Jones Entities or Comstock Control Person, nor any of their respective directors, officers or employees (nor any members of such Person’s “immediate family”) (as defined in Rule 16a-1 of the Securities Act (any such Person, a “Related Party”) (i) is a party to any Contract with, or is providing or receiving services from, any Parent Entity, (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Parent Entity or (iii) is indebted to any Parent Entity (any Contract related to the arrangements described in clauses (i) through (iii) hereof, including any such agreements listed (or required to be listed) on Schedule 4.3(o), a “Related Party Contract”).

(p)Financing.

(i)Parent has received a term sheet (the “Debt Financing Term Sheet”) from certain prospective lenders regarding the terms pursuant to which such lenders (and/or other lender parties to be identified following the date hereof), may provide the Debt Financing for the purposes of funding a portion of the Cash Consideration, Parent’s other obligations hereunder (including the repayment of the Indebtedness under the Revolving Credit Facility) and related fees and expenses required to be paid by Parent in connection with the transactions contemplated by this Agreement. Parent has delivered to the Company true, complete and correct copies of the Debt Financing Term Sheet.  As of the date hereof, assuming the conditions in Sections 6.1 and 6.2 are met, Parent has no reason to believe that the Debt Financing will not be provided or made available to Parent at or prior to the time contemplated under this Agreement for the Closing as contemplated by the Debt Financing Term Sheet.

(ii)Parent has delivered to the Company true, complete and correct copies of the executed Jones Purchase Agreement.

(iii)Except as expressly set forth in the Jones Purchase Agreement, there are no conditions precedent to the obligations of each of the Jones Entities to perform their obligations under the Jones Purchase Agreement or any contractual contingencies that would permit such Jones Entities to reduce the value of the shares of Parent Common Stock or the principal amount of preferred equity in Parent that such Jones Entities are required to purchase thereunder. Parent does not have any reason to believe that it will be unable to satisfy all terms and conditions to be satisfied by it in the Jones Purchase Agreement on or prior to the Closing Date nor does Parent have knowledge that any Jones Entity will not perform its obligations thereunder (subject to the terms and conditions thereof).

(iv)The Jones Purchase Agreement is a valid and binding obligation of Parent and, to Parent’s Knowledge, of each of the other parties thereto. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Jones Purchase Agreement. The Jones Purchase Agreement has not been modified or amended, and none of the commitments under the Jones Purchase Agreement have been withdrawn or rescinded in writing in any respect.

(v)The Debt Financing and the funding of the amounts contemplated by the Jones Purchase Agreement are collectively referred to in this Agreement as the “Financing.” The Financing, if and when funded in accordance with the Debt Financing Term Sheet and the Jones Purchase Agreement, shall provide Parent, taken together with other cash on hand, with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations to pay all amounts contemplated by this Agreement, including (i) the Cash Consideration, (ii) the repayment of the Indebtedness outstanding under the Revolving Credit Facility, and (iii) any fees and expenses of or payable by Parent under this Agreement and under the Debt Financing Term Sheet and the Jones Purchase Agreement that are due on the Closing Date.

(q)Form S-3. Parent is eligible to register the shares of Parent Common Stock comprising the Stock Consideration and the shares of Parent Common Stock to be issued upon conversion of the Preferred Stock for resale by Holdings under a Registration Statement on form S-3 promulgated under the Securities Act.

(r)Investment Company.  Parent is not now, and immediately after the issuance and sale of Parent Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(s)Compliance with Laws.  Each Parent Entity is, and at all times since January 1, 2017, has been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any of the Parent Entities is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(t)Parent Opinion.  Parent has received the written opinion of BMO Capital Markets Corp., dated as of May 31, 2019 and addressed to the Parent Board, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration, excluding the Series A Preferred Balance, to be paid by Parent is fair, from a financial point of view, to Parent.

(u)Distribution Restrictions. Parent is not currently prohibited, nor as of the Closing, will be prohibited, directly or indirectly, from paying any distributions with respect to its Equity Securities, except (a) as prohibited under the Parent Revolving Credit Facility, the Parent Indenture, the Notes Indenture, the documents contemplated by the Debt Financing or the Transaction Documents or (b) such prohibitions mandated by the Laws of each of the Parent’s or its Subsidiaries’ state of formation and the terms of their respective Organizational Documents.

(v)No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that no Company Entity has made or is making any representations or warranties relating to the Company Entities whatsoever, express or implied, beyond those expressly given by the Company Entities in Section 4.1 and Section 4.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company Entities furnished or made available to Parent or any of its Affiliates or Representatives and that Parent has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated hereby).

Article V
COVENANTS AND AGREEMENTS

5.1Reasonable Best Efforts

.

(a)Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with the other and use (and shall cause their respective Controlled Affiliates to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the End Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain promptly (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third Person necessary, proper or advisable to consummate the transactions contemplated hereby.

(b)In furtherance and not in limitation of the foregoing, each Party hereto (including by their respective Controlled Affiliates) agrees to make an appropriate filing or filings (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties hereto), supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, use its reasonable best efforts to take, or cause to be taken (including by their respective Controlled Affiliates), all other actions consistent with this Section 5.1 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the End Date), request and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c)Each of the Parties hereto shall use (and shall cause their respective Controlled Affiliates to use) its reasonable best efforts to (i) cooperate in all respects with each other, and provide each other all necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Party a reasonable advance opportunity to review and comment thereon and considering in good faith the views of the other Party, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly supply to the other Party copies of all written communications and the substance of any oral communications received by such Party from, or given by such Party to, any Governmental Authority and received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party a reasonable opportunity to review and comment in advance, and consider in good faith the views of the other Party and incorporate the other Party’s reasonable comments, in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and give the other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.1(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1 in a manner so as to preserve the applicable privilege.

(d)Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets or businesses (or to agree or commit to any of the foregoing) or (ii) enter into any consent decree, Order or agreement with any Governmental Authority that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Parent to own, operate or retain all or any portion of Parent’s or the Company Entities’ assets, properties or businesses or Parent’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement. The Parties acknowledge and agree that the obligations under this Section 5.1(d) shall not include any requirement to defend any investigation, litigation or proceeding challenging this Agreement or the Transactions, or conduct any negotiations with any Governmental Authority or other Person relating to this Agreement or the Transactions beyond the End Date.

(e)Prior to the Closing, Parent and Holdings shall use commercially reasonable efforts to enter into a transition services agreement related to the provision by Parent to Holdings of certain administrative services (including assistance with respect to the filing of Tax Returns and financial reporting obligations following the Closing with respect to the calendar year 2019) on a cost-free basis and on such other customary terms and conditions as are agreed to by Parent and Holdings (including that such services shall not be unduly burdensome on Parent); provided that such agreement shall provide that Parent shall not be required to incur any third party costs and expenses in connection with the provision of such services unless agreed to and reimbursed by Holdings.

5.2NYSE Listing

.  Parent shall take all action necessary to cause Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

5.3Assumed Hedges

. Parent shall use all commercially reasonable efforts to take, on or prior to the Closing, all actions necessary to novate the Assumed Hedges to Parent pursuant to the Novation Agreements (including entering into an ISDA Master Agreement with each Assumed Hedge Counterparty).

5.4Company Entities’ Conduct Prior to Closing

.  During the period from the date of this Agreement to Closing, except as consented to in writing in advance by Parent, as required by applicable Law or as otherwise contemplated by this Agreement (including the Restructuring), the Company shall cause the Company Entities to carry on their business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during the period from the Execution Date to Closing, except as (i) contemplated by the Restructuring, (ii) set forth on Schedule 5.4, (iii) as required by applicable Law, (iv) specifically required by this Agreement or (v) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Entity to:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the Equity Securities of any Company Entity, other than (x) tax distributions as required by the Organizational Documents of any Company Entity or made in the ordinary course consistent with past practice, (y) dividends in respect of the Series A Preferred Units in accordance with the Company LLC Agreement, or (z) dividends by any wholly owned Subsidiary of any Company Entity to such Company Entity, (ii) purchase, redeem or otherwise acquire Equity Securities of any Company Entity or any options, warrants, or rights to acquire any Equity Securities in any Company Entity or (iii) split, combine, reclassify or otherwise amend the terms of the Equity Securities of any Company Entity;

(b)issue, deliver, sell, grant, pledge or otherwise encumber any Equity Securities of any Company Entity or any securities convertible into, exchangeable for or exercisable for any Equity Securities in any Company Entity, or any rights, warrants or options to acquire, any such Equity Securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Securities in any Company Entity on a deferred basis or other rights linked to the value of equity interests, including pursuant to agreements as in effect on the date hereof;

(c)other than in the ordinary course consistent with past practice, (i) grant any new or modify or increase any existing compensation, bonus or other benefits for any Continuing Employee under any Employee Plan, (ii) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Plan or other Contract, (iii) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Employee Plan, other than as required by applicable Law, or (iv) hire employees at the executive level or higher or any other employees;

(d)amend or otherwise change, or authorize or propose to amend or otherwise change, its Organizational Documents;

(e)directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or (ii) any assets that are otherwise material to the Company Entities, taken as a whole;

(f)directly or indirectly sell, lease, license, farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory or Hydrocarbons in the ordinary course of business consistent with past practice or a trade or swap of the Company’s acreage for acreage of a third party that is in the Haynesville Basin;

(g)adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h)(i) other than borrowings under the Revolving Credit Facility but subject to Section 6.2(e), incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to another Company Entity;

(i)incur or commit to incur during 2019 any capital expenditures or authorizations or commitments with respect thereto that in the aggregate, together with all prior expenditures during 2019, exceed 110% of the aggregate capital expenditures contemplated by the Company’s 2019 budget;

(j)(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the Execution Date of claims, liabilities or obligations reflected or reserved against in the Financial Statements or the notes thereto (for amounts not in excess of such reserves) or incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to Company Entities, or (iii) waive, release, grant or transfer any right of material value to the Company Entities, taken as a whole;

(k)(i) modify, amend, terminate, cancel or extend any Material Contract in any material respect or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(l)commence any Action (other than an Action as a result of an Action commenced against such Company Entity), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of any material equitable relief on, or the admission of wrongdoing by, any Company Entity;

(m)change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(n)settle or compromise any material liability for Taxes; make, revoke or modify any material Tax election; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any irrevocable power of attorney; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any Tax sharing or indemnification agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)); or change any method of accounting for Tax purposes;

(o)change its fiscal year;

(p)adopt or enter into any collective bargaining agreement or other labor union Contract,

(q)terminate any employees of the Company Entities or otherwise cause any employees of the Company Entities to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with the Company Entities’ past practices);

(r)fail to use reasonable best efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company Entities as currently in effect;

(s)renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company Entities;

(t)enter into any new line of business outside of its existing business;

(u)take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(v)authorize payment by any Company Entity of any Transaction Expenses;  or

(w)authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Requests for approval of any action restricted by this Section 5.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Parent:

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Attention: Roland O. Burns, President
Email: rburns@comstockresources.com

Parent’s approval of any action restricted by this Section 5.4 shall be considered granted within ten (10) days after the Company’s notice to Parent requesting such consent unless Parent notifies the Company to the contrary during that period. In the event of an emergency, the Company may take such action as a prudent operator would take and shall notify Parent of such action promptly thereafter.

5.5Parent Entities’ Conduct Prior to Closing

.  During the period from the date of this Agreement to Closing, except as consented to in writing in advance by the Company, as required by applicable Law or as otherwise contemplated by this Agreement, Parent shall cause the Parent Entities to carry on their business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during the period from the Execution Date to Closing, except as (i) set forth on Schedule 5.5, (ii) as required by applicable Law, (iii) specifically required by this Agreement or (iv) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Entity to:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the Equity Securities of any Parent Entity, (ii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, Equity Securities of any Parent Entity or any options, warrants, or rights to acquire any Equity Securities in any Parent Entity or (iii) split, combine, reclassify or otherwise amend the terms of the Equity Securities of any Parent Entity;

(b)other than pursuant to and in accordance with the Parent Stock Plan or equity issued pursuant to the Financing, issue, deliver, sell, grant, pledge or otherwise encumber any Equity Securities of any Parent Entity or any securities convertible into, exchangeable for or exercisable for any Equity Securities in any Parent Entity, or any rights, warrants or options to acquire, any such Equity Securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive Equity Securities in any Parent Entity on a deferred basis or other rights linked to the value of equity interests, including pursuant to agreements as in effect on the date hereof;

(c)amend or otherwise change, or authorize or propose to amend or otherwise change, its Organizational Documents;

(d)(i) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, other than borrowings under the

Parent Revolving Credit Facility in the ordinary course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to another Parent Entity;

(e)incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto that in the aggregate are in excess of $25,000,000 not provided for in the capital expenditure budget previously provided to the Company;

(f)enter into any Related Party Contract or other Contract or transaction with any Related Party, in each case involving payments, receipts or liabilities in excess of $2,000,000;

(g)consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge, consolidate, combine or amalgamate with any other Person;

(h)acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by another manner), any business or any Person or other business organization or division thereof, in each case other than acquisitions for which the purchase price is less than $50,000,000 individually and $100,000,000 in the aggregate;

(i)directly or indirectly sell, lease, license, farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise subject to any Encumbrances (other than Permitted Encumbrances) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory or Hydrocarbons in the ordinary course of business consistent with past practice;

(j)change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(k)take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(l)take any action that would require the consent or approval of the holders of Series A Preferred Stock under the Preferred Stock Designation if the Series A Preferred Stock were issued and outstanding as of the applicable time; or

(m)authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Requests for approval of any action restricted by this Section 5.5 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of the Company:

Alan Levande
New Covey Park Energy LLC
8401 North Central Expressway, Suite 700
Dallas, TX 75225
Email:   ALevande@coveypark.com

The Company’s approval of any action restricted by this Section 5.5 shall be considered granted within five (5) days after Parent’s notice to the Company requesting such consent unless the Company notifies Parent to the contrary during that period. In the event of an emergency, Parent may take such action as a prudent operator would take and shall notify the Company of such action promptly thereafter.

5.6Information, Access and Assistance

.  From the Execution Date through the earlier of the termination of this Agreement and the Closing Date, upon receipt of reasonable advance notice and solely in furtherance of Parent’s investigation of the Company Entities, the Company will afford Parent and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records, and Representatives of the Company Entities who have significant responsibility in connection with the Company business, and will furnish Parent with such additional information directly concerning the Company Entities’ businesses, properties and personnel as may reasonably be requested; provided, however, that the Company shall have the right to have a Representative of the Company or its Affiliates present for any communication with the Company Entities’ Representatives; provided further, Parent shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Company Entities and the Company; provided further, that for purposes of clarification and avoidance of doubt, the Company shall not be required to provide any information regarding any of its other business opportunities or operations which are not directly related to the current business and operations of the Company Entities. Notwithstanding the foregoing, (i) neither Parent nor any of its Affiliates or Representatives, shall conduct any subsurface investigation or testing of any environmental media without the prior written consent of the Company, such consent not to be unreasonably withheld, conditions or delayed; (ii) Parent will have no right of access to, and none of the Company nor the Company Entities will have any obligation to provide to Parent, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to any Company Entity or any of their respective Affiliates, (C) any information that the disclosure of which would cause a breach of a confidentiality obligation by any Company Entity or any of their respective Affiliates, or (D) any information, the disclosure of which would result in a violation of Law; and (iii) without the prior written consent of the Company, the Parent will not contact any suppliers to, or customers of, any Company Entity with respect to the transactions contemplated hereby. All information obtained pursuant to this Section 5.6 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof. Parent agrees to indemnify, defend, and hold harmless Holdings and each Company Entity and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all liabilities (including court costs and reasonable attorneys’ fees) to the extent attributable to, arising out of or relating to the access to the Company Entities, any offices of the Company Entities, or the Company Assets by Parent or any of Parent’s Representatives after the Execution Date, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY COMPANY ENTITY.

5.7Transaction Litigation

.  Each of the Company, on the one hand, and Parent, on the other hand, shall have the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced by or against any Person following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement with any such Person regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed). In addition, in connection with a proceeding seeking to prevent or delay the transactions contemplated by this Agreement, Parent shall (i) afford the Company a reasonable opportunity to review and comment on filings and responses related thereto, which comments Parent shall consider and implement in good faith, acting reasonably and (ii) keep the Company apprised of, and consult with the Company with respect to, proposed strategy and any significant decisions related thereto.

5.8Cooperation

.  Each party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

5.9Notification of Certain Matters

.  Parent and Company shall promptly notify each other of (a) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby, or (b) any change, condition or event that (i) renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate such that the conditions to Closing set forth in Section 6.2 or Section 6.3, as applicable, would not be satisfied at the Closing, or (ii) that results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

5.10Tax Matters

.  Neither Parent nor Holdings shall take any action reasonably likely to cause the transactions described in Section 3.2(b) to not qualify for the Intended Tax Treatment. Each of Parent and Holdings agrees to file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position during the course of any audit, litigation, or other proceeding with respect to Taxes, except as otherwise required by a final determination by an applicable Governmental Authority. If either Party becomes aware of any audit, inquiry, litigation or other proceeding relevant to the Intended Tax Treatment, such person shall promptly notify the other Party of such proceeding, and all Parties shall use reasonable efforts to cooperate with respect to such proceeding. The Parties shall comply with the record keeping and information reporting requirements set forth in Treasury Regulations Section 1.351‑3.

5.11Employment Matters

.

(a)With respect to each individual who is employed by a Company Entity immediately prior to the Closing (each, a “Continuing Employee”), Parent shall, or shall cause its Affiliate to, for twelve (12) months following the Closing Date (the “Benefit Continuation Period”), and subject to the provisions of this Section 5.11, provide (i) a base salary or base wage rate, as applicable, that is no less than such Continuing Employee’s base salary or base wage rate immediately prior to the Closing; and (ii) employee benefits that are substantially comparable in aggregate value to the employee benefits that such Continuing Employee was eligible to receive from the Company or its Affiliates immediately prior to the Closing. Schedule 5.11(a) shall list all employees that are a subset of the Continuing Employees, to be referred to as an “Employment Agreement Recipient.”

(b)With respect to any Continuing Employee (other than an Employment Agreement Recipient) whose employment with Parent or any of its Affiliates is terminated due to an Involuntary Termination (as defined in Schedule 5.11(b)) during the twelve (12) month period beginning on the Closing Date (the “Severance Protection Period”), Parent shall, or shall cause its applicable Affiliate to, pay to each a severance payment (the “Severance Payment”). The terms of applicable Severance Payments, including, without limitation, payment amounts and timing, are set forth within Schedule 5.11(b).  Parent shall document all applicable terms of the Severance Payment program in compliance with Section 409A of the Code and all regulations promulgated thereunder, consistent with the terms set forth in Schedule 5.11(b).

(c)With respect to any Employment Agreement Recipient whose employment with Parent or any of its Affiliates is terminated in a manner that results in the Employment Agreement Recipient becoming eligible to receive a cash severance payment incident to the Employment Agreement Recipient’s involuntary termination of employment without “Cause,” “Non-Renewal,” voluntary termination for “Good Reason,” or death or “Disability,” all as defined in and limited to the terms of the applicable employment, severance or change in control agreement governing the employment of the Employment Agreement Recipient (the “Individual Agreement”) during the Severance Protection Period (a “Cash Severance Payment”), Parent shall, or shall cause its Affiliates to, pay a portion of any applicable Cash Severance Payment due to the Employment Agreement Recipient pursuant to their Individual Agreement up to an amount that equals twelve (12) months of the Employment Agreement Recipient’s base salary as in effect immediately prior to the applicable separation of service for that individual (the “Parent Severance Amount”).  In the event that the Cash Severance Payment due to an Employment Agreement Recipient during the Severance Protection Period exceeds the Parent Severance Amount, the remainder shall be the financial responsibility of Holdings or one of its Affiliates (the “Holdings Severance Amount”).  Following the end of the Severance Protection Period, in the event that an

Employment Agreement Recipient’s employment with Parent or any of its Affiliates is terminated in a manner that results in the Employment Agreement Recipient becoming eligible to receive a Cash Severance Payment, Parent or one of its Affiliates shall be the sole responsible party for making all Cash Severance Payments pursuant to the Individual Agreement.  Notwithstanding anything to the contrary in Section 5.11(g), Parent, or one of its Affiliates, shall at all times be responsible for any COBRA-related liabilities or payments with respect to an Employment Agreement Recipient as provided under such Employment Agreement Recipient’s Individual Agreement. All Cash Severance Payments due to an Employment Agreement Recipient pursuant to an Individual Agreement shall remain subject to the terms and conditions of the Individual Agreement, including, without limitation, the timing of such payments, or requirements for the Employment Agreement Recipient to execute a release agreement or to comply with applicable restrictive covenants.

(d)With respect to each Continuing Employee, Parent shall, and shall cause its Affiliates to: (i) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Parent or its Affiliates for the benefit of such Continuing Employee, service with the Company or its Affiliates prior to the Closing to the extent such service was recognized under the corresponding plan, program or arrangement covering such Continuing Employee immediately prior to the Closing; (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Parent or its Affiliates for the benefit of such Continuing Employee, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding benefit plan maintained by the Company or its Affiliate in which such Continuing Employee was eligible to participate immediately prior to the Closing; (iii) not require a physical examination or other proof of insurability, except to the extent it is a prerequisite of the insurance carrier for new hires and (iv) provide full credit for all co-payments, deductibles, out-of-pocket limits and similar payments such Continuing Employee made or incurred under a benefit plan sponsored or maintained by the Company or its Affiliate prior to the Closing for the plan year in which the Closing Date occurs. Parent shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Continuing Employees which accrued prior to the Closing.

(e)Except as listed in Schedule 5.11(e), all Employee Plans, and all Liabilities relating thereto, shall be transferred to Parent, and Parent shall, or shall cause an Affiliate to, assume and adopt all such Employee Plans as the new sponsor of such transferred plans. Subject to the provisions of this Section 5.11, each Continuing Employee shall remain eligible to participate in all such transferred Employee Plans for the remainder of the 2019 calendar year.

(f)Parent shall provide benefit plans which provide health care flexible spending accounts and dependent care flexible spending accounts (“FSA Benefits”) to all Continuing Employees that maintained such benefits in an Employee Plan immediately prior to Closing. It is the intention of the parties that all activities under an Employee Plan for the plan year in which the Closing occurs be treated instead as activity under the corresponding FSA Benefit plan of Parent. Accordingly, all expenses, contributions or reimbursements made with respect to the Company’s applicable Employee Plan in the year in which the Closing occurs will be deemed to have been made with respect to the corresponding FSA Benefits plan of Parent.

(g)On and after the Closing, Parent or its applicable Affiliates shall assume all Liabilities and other obligations under COBRA (and shall provide any required coverage under Parent’s applicable welfare plans) with respect to all Continuing Employees (and their qualifying beneficiaries) who have a COBRA qualifying event (as defined in Section 4980B of the Code) after the Closing. On and after the Closing, if either Holdings or any Subsidiary of Holdings has any continuing operations on and after the Closing, Holdings or such Subsidiary(s) shall assume all Liabilities and other obligations under COBRA for all former employees of a Company Entity who do not become employed by Parent or any of its Affiliates (and their qualifying beneficiaries) who had a COBRA qualifying event on or before the Closing.  If neither Holdings nor any Subsidiary of Holdings has any continuing operations on or after Closing, Parent or its applicable Affiliates shall assume all Liabilities and other obligations under COBRA incurred on or after the later of (i) the date that neither Holdings nor any Subsidiary has any continuing operations or (ii) the effective date of cessation of coverage under the group health plan(s) maintained by Holdings or any applicable Subsidiary, for all former employees of a Company Entity who do not become employed by Parent or any of its Affiliates (and their qualifying beneficiaries) and who had a COBRA qualifying event on or before the Closing; and Holdings shall provide or cause to be provided any and all reasonably necessary information related to former employees of a Company Entity (and their qualifying beneficiaries) who have elected or are eligible to elect continuation coverage under COBRA to allow Parent or its applicable Affiliates to properly assume such Liabilities and other obligations under COBRA.

(h)The Parties shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to effectuate the actions set forth in this Section 5.11. Subject to any limitations imposed by applicable Law, the Parties (acting directly or through applicable Affiliates, respectively) shall provide to the other and their respective agents and vendors all information reasonably necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate agreements and/or confidentiality agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA (or other applicable Law). Subject to any limitations imposed by applicable Law, as soon as administratively feasible following the Closing, Parent shall, or shall cause its Affiliate to, assume, for purposes of the Continuing Employees, all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Employee Plans and all absence management records, Family and Medical Leave Act and employee leave records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”). Parent will use Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management.

(i)To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local Law

(collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of Holdings or any of its Affiliates in connection with or as a result of the transactions contemplated by this Agreement, whether on or before the Closing, the Company and/or Holdings shall be solely responsible for such WARN Obligation and any associated obligations.

(j)To the extent that any WARN Obligations arise with respect to any loss of employment by any Continuing Employee in connection with or as a result of the transactions contemplated by this Agreement after the Closing, Parent shall be solely responsible for such WARN Obligation and any associated obligations.

(k)The provisions of this Section 5.11 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer on or give to any person (including any current or former employees, directors, or independent contractors of any Company Entity, Parent or any of its Affiliates, or legal representative or beneficiary thereof), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.11. Nothing contained herein, express or implied, shall be (i) deemed an amendment of any benefit plan, program, policy or arrangement or (ii) construed to prevent Parent or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Parent or its Affiliates may establish or maintain.

5.12Financing

.

(a)Parent shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Term Sheet (or, with respect to the terms and conditions contemplated by the Debt Financing Term Sheet, on such terms and conditions that are not materially less favorable to Parent than the terms and conditions described in the Debt Financing Term Sheet), including reasonable best efforts to negotiate and enter into definitive agreements with respect to the Debt Financing having such terms and conditions.

(b)Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing and shall provide prompt notice to the Company of any material developments with regard to the Debt Financing (including any changes in the terms of the Debt Financing relative to the Debt Financing Term Sheet or any facts, events or circumstances that could be reasonably expected to hinder, delay or alter the expected terms of the Debt Financing).

(c)Parent shall use its reasonable best efforts to obtain the proceeds called for from the Jones Entities under the Jones Purchase Agreement, in each case on terms and conditions no less favorable to Parent than the terms and conditions described in the Jones Purchase Agreement, as applicable, including reasonable best efforts to, as applicable, (i) maintain in effect the Jones Purchase Agreement, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Jones Purchase Agreement and (iii) enforce its rights under the Jones Purchase Agreement (including using its reasonable best efforts to cause the Jones Entities to fund on the Closing Date the amounts required to be funded by them under the Jones Purchase Agreement).  Parent shall not, without the prior written consent of the Company, (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Jones Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Jones Entities under the Jones Purchase Agreement, or make the satisfaction of the conditions under the Jones Purchase Agreement materially less likely to occur, (2) reduces the principal amount of preferred stock or the value of the shares of Parent Common Stock the Jones Entities are required to purchase under the Jones Purchase Agreement, (3) materially and adversely affects the ability of Parent to enforce its rights against any of the other parties to the Jones Purchase Agreement, or (4) adds new (or modifies any existing) conditions to the Jones Entities’ purchase obligations under the Jones Entities’ purchase obligations under the Jones Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate amounts payable by the Jones Entities under the Jones Purchase Agreement, or (B) terminate the Jones Purchase Agreement.

5.13Stockholder Consent; Information Statement

.

(a)As promptly as practicable following the date of this Agreement (and in any event within 20 days of the date hereof), Parent shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the transactions contemplated by this Agreement and the Jones Purchase Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Each of Parent, Holdings and the Company shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of Parent and Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Company. If, at any time prior to the date that is 20 days after the Information Statement is first mailed to Parent’s stockholders, any information relating to Parent, the Company or any of their respective affiliates, officers or directors should be discovered by Parent or the Company which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent.

(b)Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange

Act and (ii) mailed to the stockholders of Parent, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

5.14Restructuring

.  Prior to the Closing, each of Current Holdings, Holdings and the Company shall cause the Restructuring to be consummated in accordance with the terms of the Master Reorganization Agreement attached as Exhibit D hereto, including the execution and delivery of each of the documents with respect thereto.

5.15Change of Name

.  From and after Closing, Parent agrees, on behalf of Parent and each Parent Entity, that they shall have no right to use the name “Covey Park” or any Trademark Rights related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Subject Marks or otherwise hold themselves out as having any affiliation with Holdings or any of its Affiliates. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event, no later than ninety (90) days after the Closing Date, Parent shall: change the legal name of each Company Entity to a name which does not include any Subject Marks and file all documentation reasonably necessary to change the legal name of each Company Entity in all applicable jurisdictions; and remove, strike over, cover or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

5.16Records

.  Parent shall preserve and keep a copy of all books and records related to the business of the Company Entities in Parent’s or any Company Entity’s possession for a period of at least seven years after the Closing Date. After such seven year period, before Parent shall dispose of any such books and records, Parent shall give Holdings at least 90 days’ written notice to such effect, and Holdings shall be given an opportunity, at Holdings’ cost and expense, to remove and retain all or any part of such books and records as Holdings may select. From and after Closing, Parent shall provide to Holdings, at Holdings’ expense, reasonable access to such books and records as remain in Parent’s possession and reasonable access to the Company Assets and other properties and employees of Parent in connection with matters relating to the ownership or operations of the Company Assets on or before the Closing Date, including any claims or disputes.

5.17Takeover Laws

.  Subject to and in reliance upon the accuracy of the Company’s representations and warranties contained in Section 4.1(y), Parent shall take all actions as are necessary to cause Sections 78.378 through 78.379, inclusive, and Sections 78.411 through 78.444, inclusive, of the NRS or any other Takeover Laws (including, in the event Parent re-incorporates in any other jurisdiction, then the similar Takeover Laws of such jurisdiction) to not apply to the issuance of the Stock Consideration contemplated hereunder. If Parent approves the adoption of a “poison pill” or other stockholder rights plan, Parent shall cause such plan to exclude Holdings and its transferees from being considered an acquiring person thereunder.

5.18D&O Insurance

.

(a)Parent agrees that, from the Closing Date until the six year anniversary date of the Closing Date, Parent shall not, and shall not permit its Subsidiaries and Affiliates to, amend, repeal or modify any obligation relating to indemnification of each present and former director, manager or officer of each Company Entity (in all of their capacities) (collectively, the “Company Group Indemnified Parties”) arising under the Organizational Documents of the Company Entities in existence on the Closing Date in any manner that would adversely affect the rights thereunder of any such individual. From and after the Closing Date, Parent shall indemnify and hold harmless (and advance expenses to) the Company Group Indemnified Parties as provided in the Organizational Documents of the applicable Company Entity in existence as of the Closing.

(b)At or prior to the Closing Date, the Company shall cause the Company Entities to purchase (at the Company’s sole cost and expense), and, following the Closing Date, Parent shall cause the Company Entities to maintain for six years after the Effective Time, for the benefit of the Company Group Indemnified Parties the D&O Insurance with an insurer or insurers with the same or better credit rating as the current carrier or carriers of the Company Entities, which D&O Insurance shall provide coverage for acts or omissions occurring prior to the Effective Time and cover each such person covered by directors’ and officers’ liability insurance policies of the Company Entities in effect on the Execution Date on terms with respect to coverage and in amounts no less favorable in the aggregate than the directors’ and officers’ liability insurance policies of the Company Entities in effect on the Execution Date; provided, however, that in no event shall the Company Entities expend for such D&O Insurance an aggregate amount in excess of 300% of the amount per annum the Company Entities paid in its last full fiscal year for its existing coverage; and provided, further, however, that if the aggregate premium for such insurance coverage exceeds 300% of such annual amount, the Company Entities shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount.

(c)The provisions of this Section 5.18 are intended to be for the benefit of, and will be enforceable by, each Company Group Indemnified Party and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Company Group Indemnified Party in enforcing the indemnity obligations provided in this Section 5.18 unless it is ultimately determined that such Company Group Indemnified Party is not entitled to such indemnity.

(d)For a period of six years after the Effective Time, if Parent, or any of its successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent honor the indemnification obligations set forth in this Section 5.18.

5.19Section 16(b) Matters; Corporate Opportunities

.  Prior to the Closing, Parent shall, and shall cause its Affiliates to, take all such steps as may be required to cause any acquisition of Equity Securities of Parent (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 under the Exchange Act. Prior to Closing, Parent shall adopt a resolution of Parent Board providing a corporate opportunity waiver with respect to Holdings and its Affiliates (and their respective employees, officers, directors, managers, partners and agents) on terms substantially consistent with those set forth in Article Nine of the Second Amended and Restated Certificate of Incorporation of Parent dated August 13, 2018.

5.20Indebtedness

.

(a)Prior to the Closing, Parent and the Company shall use reasonable best efforts to negotiate and obtain releases of all Encumbrances securing Indebtedness under the Revolving Credit Facility, written authorizations to file UCC-3 termination statements written releases in all applicable jurisdictions to evidence the release of Encumbrances securing Indebtedness under the Revolving Credit Facility, and all instruments and agreements to effect and file of record the release of all Encumbrances securing Indebtedness under the Revolving Credit Facility, in each case to be effective upon the repayment in full of the Indebtedness outstanding under the Revolving Credit Facility. At Closing, Parent shall pay off all Indebtedness under the Revolving Credit Facility and secure the release in full, upon such payment, of all Encumbrances securing Indebtedness under the Revolving Credit Facility.

(b)Prior to the Closing, Parent shall take all steps reasonably necessary to cause the Notes, and all covenants, agreements and obligations thereunder, to be assumed by Parent at the Effective Time, including by executing at the Closing a supplemental indenture acceptable to the trustee under and pursuant to the Notes Indenture.

5.21Publicity

. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. The Parties will not, and will cause their Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties; provided, however, that a Party, its Subsidiaries or their Representatives may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of Parent is listed; provided, further, that if in the good faith judgment of such party it is reasonably practicable to do so, such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party; provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees or, with respect to the Company and Holdings, any such Party’s ability to disclose information related to this Agreement and the transactions contemplated hereby to the limited partners of any Affiliate of the Company or Holdings.

5.22Financing Cooperation

.

(a)From and after the date of this Agreement, and until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause its and their Representatives (including their auditors and reserve engineers) to, use its respective reasonable best efforts to cooperate reasonably in connection with the Debt Financing (including using reasonable best efforts to (A) provide financial and other information regarding the Company and its Subsidiaries, including (x) proved reserve reports with respect to the Oil and Gas Properties of the Company and its Subsidiaries, (y) information with respect to property descriptions of the Oil and Gas Properties of the Company and its Subsidiaries necessary to execute and record mortgages and (z) information relating to applicable “know your customer” and anti-money laundering rules and regulations and (B) assist Parent in preparing pro forma financial statements) as reasonably requested by Parent to assist Parent with the Debt Financing.

(b)Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the business or ongoing operations of the Company Entities, (B) such requested cooperation shall not require the Company to waive or amend any terms of this Agreement, (C) no Company Entity shall be obligated to adopt resolutions or execute consents to approve or authorize the Debt Financing prior to Closing, (D) no obligation of the Company Entities under any certificate, document or instrument of any financing shall be effective until the Closing, (E) no Company Entity shall be required to pay any commitment or similar fee or incur any other liability in connection with the arrangement of any Debt Financing prior to the Closing, (F) any information required to be provided hereunder shall be reasonably available to the Company Entities and (G) such requested cooperation shall not require the Company Entities to take any action that would conflict with any applicable Law, the Organizational Documents of any of the foregoing or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any Contract to which any of the foregoing is a party.

(c)Parent shall, promptly upon written request by the Company, reimburse the Company Entities for any and all reasonable and customarily documented out-of-pocket costs and expenses incurred, paid or payable by the Company Entities or their Affiliates and Representatives in connection with their respective obligations regarding the Debt Financing.

(d)Parent shall indemnify and hold harmless the Company Entities and their respective Affiliates and Representatives from and against any and all claims and losses suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith.

(e)Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Company to comply with this Section 5.22 be used by Parent as a basis to (i) terminate this Agreement pursuant to Article VII or (ii) assert the failure of the condition set forth in Section 6.2 to be satisfied.

5.23Preferred Stock

.

(a)Prior to the Closing, the Parent shall file in the office of the Secretary of State of the State of Nevada the Preferred Stock Designation in the form attached to this Agreement as Exhibit G, with such changes thereto as may be agreed to by Holdings and the Company Control Person and approved by the Board of Directors of Parent.

(b)If any occurrence since the date hereof until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Preferred Stock Designation) pursuant to Section 8 of the Preferred Stock Designation if the Series A Preferred Stock had been issued and outstanding since the date hereof, the Parent shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by Section 8 of the Preferred Stock Designation if the Series A Preferred Stock had been issued and outstanding since the date hereof.

(c)The Parent shall file prior to the Closing Date a supplemental listing application with the NYSE to list 106,250,000 shares of Parent Common Stock to be issued upon conversion of the Preferred Stock.

5.24Non-Solicitation

.  During the period from the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall cause the Company’s Controlled Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, encourage, assist or initiate the submission of proposals or offers, or inquiries that could reasonably be expected to lead to proposals or offers from, (ii) provide any confidential information concerning the Company or its Affiliates or assets to, or (iii) respond to any proposals, participate in discussions or negotiations or enter into any Contract with, in each case, any Person (other than Parent and its Affiliates) relating to any potential transaction pursuant to which any Person (or group of Persons), directly or indirectly, would acquire (A) more than 15% of the outstanding Equity Securities of the Company or outstanding voting power of the Company or (B) Control of assets of any of the Company Entities that, in the aggregate, represent more than 15% of the fair market value of all the assets of the Company Entities, taken as a whole, in each case calculated as of immediately prior to the closing of such transaction, whether in an acquisition structured as a merger, consolidation, exchange, license, sale of assets, sale of stock or otherwise (a “Company Alternative Transaction”), or facilitate in any other manner any effort or attempt by any Person (other than Parent or its Affiliates) to do or seek any of the foregoing. The Company shall, and shall cause the Company’s Controlled Affiliates and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent or its Affiliates) conducted heretofore with respect to any Company Alternative Transaction.

Article VI
CONDITIONS PRECEDENT

6.1Conditions to Each Party’s Obligation to Consummate the Merger

.  The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)Regulatory Approval.  Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

(b)No Injunctions or Restraints.  No Governmental Authority having jurisdiction over any Party shall have issued any Order, ruling or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)Information Statement.  The Information Statement shall have been mailed to Parent’s stockholders in accordance with Section 5.13 at least twenty (20) days prior to the Closing Date and the issuance of the Stock Consideration shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.2Additional Conditions to Obligations of Parent

.  The obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)Representations and Warranties of the Company and Holdings.  The representations and warranties of the Company and Holdings set forth in Sections 4.1(b),4.1(c)(i)-(ii), 4.2(b) and 4.2(e)  shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of the Company and Holdings set forth in Sections 4.1(a), 4.1(c)(iii), 4.1(d)(ii)(i), 4.1(h), 4.1(w), 4.1(aa), 4.2(a) and 4.2(c)(ii)(i) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and  all other representations and warranties of the Company and Holdings set forth in Section 4.1 and Section 4.2 of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Performance of Obligations of the Company and Holdings.  The Company and Holdings shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)Compliance Certificate.  Parent shall have received (i) a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied with respect to representations and warranties made, and covenants required to be performed, by the Company, (ii) a certificate of Holdings signed by an executive officer of Holdings, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied with respect to representations and warranties made, and covenants required to be performed, by Holdings, and (iii) a certificate of non-foreign status executed by Holdings satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form satisfactory to Parent.

(d)No Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)Revolving Credit Facility Balance. The outstanding principal balance under the Revolving Credit Facility does not exceed $390,000,000.

(f)Restructuring. The Restructuring shall have been consummated.

6.3Additional Conditions to Obligations of the Company and Holdings

.  The obligation of the Company and Holdings to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)Representations and Warranties of Parent.  The representations and warranties of Parent set forth in Sections 4.3(b) and 4.3(g) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of Parent set forth in Sections 4.3(a), 4.3(c)(ii)(a) and 4.3(d) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), the representations and warranties of Parent set forth in Section 4.3(i) shall be true and correct in all respects as of the Closing Date, except for any de minimis inaccuracies, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and  all other representations and warranties of Parent set forth in Section 4.3 of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)Performance of Obligations of Parent.  Parent shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Effective Time.

(c)Compliance Certificate.  The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 6.3(a) and (b) have been satisfied.

(d)Charter Amendment. Parent shall have executed and filed the Charter Amendment with the Secretary of State of the State of Nevada and such Charter Amendment shall have been accepted by the Secretary of State of the State of Nevada.

(e)Preferred Stock Designation.  Parent shall have executed and filed the Preferred Stock Designation with the Secretary of State of the State of Nevada and such Preferred Stock Designation shall have been accepted by the Secretary of State of the State of Nevada.

(f)NYSE Listing.  The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance and 106,250,000 shares of Parent Common Stock issuable upon conversion of the Preferred Stock shall have been reserved and authorized for listing on the NYSE, subject only to official notice of issuance.

(g)No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h)Notes.  Contemporaneously with the Closing, Parent shall have assumed the Notes, in accordance with the requirements of the Notes Indenture.

(i)Revolving Credit Facility.  Contemporaneously with the Closing, Parent shall have paid off in full all Indebtedness outstanding under the Revolving Credit Facility and secured the release in full, upon such payment, of all Encumbrances securing Indebtedness under the Revolving Credit Facility.

6.4Frustration of Closing Conditions

.  None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VII
TERMINATION

7.1Termination

.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)by mutual written consent of the Company and Parent;

(b)by either the Company or Parent:

(i)if any Governmental Authority having jurisdiction over any Party shall have issued any Order or ruling or taken any other action permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and such Order, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;

(ii)if the Merger shall not have been consummated on or before 5:00 p.m. Dallas, Texas time, on November 30, 2019 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose material breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that either Parent or the Company shall have the unilateral right to extend the End Date by up to thirty (30) additional days in the event that as of the End Date (prior to such extension) all conditions (other than conditions that by their nature are to be satisfied at the Closing) in Sections 6.1(a), 6.1(b) and 6.2 have been satisfied or waived and the Closing shall not have occurred due solely or in part to the failure of the condition in Section 6.1(c) to have been satisfied or waived as of such time;

(iii)in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, if it was continuing as of the Closing Date and cannot be or has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and the basis for such notice, and (B) the End Date (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided further that the cure period set forth above shall not apply to any covenant or agreement required to be performed on the Closing Date;

(c)by the Company, upon written notice to Parent, (i) if all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Company has confirmed that all conditions set forth in Section 6.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) within five (5) Business Days after the Company has delivered such written notice to Parent, Parent fails to consummate the transactions contemplated by this Agreement.

7.2Notice of Termination; Effect of Termination; Financing Termination Fee

.

(a)A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such valid written notice to the other Party. In the event of a termination by Parent, Parent shall deliver the notice of termination to the Company. In the event of a termination by the Company or Holdings, the applicable terminating Party shall deliver notice of termination to the Parent.

(b)In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 7.2, Section 7.3 and Articles I and VIII; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach or fraud.

(c)In the event that this Agreement is terminated pursuant to Section 7.1(c), Parent shall pay the Financing Termination Fee within five (5) Business Days of such termination to an account as directed by the Company.  The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Financing Termination Fee on more than one occasion.

(d)In the event that the Financing Termination Fee is paid to the Company pursuant to Section 7.2(c), the receipt by the Company of the Financing Termination Fee shall be deemed the sole and exclusive remedy of the Company, Holdings, New Holdings and any other Person (other than Parent) against Parent and its stockholders, controlling persons, directors, officers, employees, agents, Affiliates or assignees and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each of the foregoing, a “Parent Related Party,” and collectively, the “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any Liabilities, Transaction Expenses or other amounts suffered or incurred by the Company, Holdings, New Holdings or any other Person relating to or arising out of this Agreement (and the termination hereof) or the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, including any breach of this Agreement, and neither the Company, Holdings, New Holdings or any other Person shall be entitled to bring or maintain any other Action against Parent or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination, whether in equity or at law, in contract, in tort, or otherwise.

(e)So long as this Agreement shall not have been terminated, the Company shall be entitled to pursue both a grant of specific performance under Section 8.12 and the payment of the Financing Termination Fee under Section 7.2(c), but under no circumstances shall the Company, Holdings or New Holdings be permitted or entitled to receive both a grant of specific performance and the Financing Termination Fee.

7.3Expenses

. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated. For avoidance of doubt, Holdings shall be responsible for all Transaction Expenses that have not been paid prior to Closing. Notwithstanding the foregoing, in the event this Agreement is terminated (other than by Parent pursuant to Section 7.1(b)(iii) or under circumstances in which the Financing Termination Fee is paid), then, in addition to any other remedies available to the Company hereunder, Parent shall reimburse the Company and Holdings for all of Holdings’ and the Company Entities’ reasonable, documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Holdings or any Company Entity or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided that the reimbursement of such expenses (i) with respect to the period prior to the Execution Date shall be as set forth on Schedule 7.3 hereto and (ii) with respect to the period following the Execution Date shall not exceed $2,500,000 without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). For avoidance of doubt all third-party expenses incurred by Holdings or any Company Entity in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby of the Company Entities incurred after the date hereof shall be paid by Holdings from the Cash Consideration received by Holdings.

Article VIII
GENERAL PROVISIONS

8.1Schedule Definitions

.  All capitalized terms in the Schedules shall have the meanings ascribed to them herein except as otherwise defined therein.

8.2Survival

.  Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, III and VIII, and the Sections 5.10, 5.11, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.21 will survive the Closing. The Confidentiality Agreement shall terminate as of the Effective Time.

8.3Notices

.  All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person; if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or if transmitted by national overnight courier, in each case as addressed as follows:

(i)if to Parent, to:

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Attention: Roland O. Burns, President
Email: rburns@comstockresources.com

with a required copy to (which copy shall not constitute notice):

Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Attention:  Jack E. Jacobsen

                  Michael Blankenship

E-mail:      jjacobsen@lockelord.com

                  michael.blankenship@lockelord.com

(ii)if to the Company or Holdings, to:

New Covey Park Energy LLC

8401 North Central Expressway, Suite 700

Dallas, TX 75225

Attention: Alan Levande

Email:   ALevande@coveypark.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002

Attention:  Douglas E. McWilliams

                  Shamus Crosby

E-mail:      dmcwilliams@velaw.com

                  scrosby@velaw.com

8.4Counterparts

.  This Agreement may be executed in two (2) or more counterparts, including via facsimile or e-mail in “portable document format” form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

8.5Severability

.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.6Further Cooperation

.  After Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement

8.7Entire Agreement; Third Party Beneficiaries

.  This Agreement (together with the Confidentiality Agreement, the other Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of equity interests in the Company, including Holdings) and Section 5.18 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of any Party’s Willful and Material Breach of this Agreement or intentional fraud, then the other Party shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees and Parent acknowledges and agrees that, in the event of Parent’s Willful and Material Breach of this Agreement or intentional fraud, the result of which is a failure of Closing to occur, an appropriate measure of such damages may include a decrease in equity value.

8.8Governing Law; Venue; Waiver of Jury Trial

.

(a)THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND

AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGEMENTS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9No Remedy in Certain Circumstances

.  Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.10Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.

8.11Affiliate Liability

.  Solely for purposes of this Section 8.11, each of the following is herein referred to as a “Company Affiliate” any (a) Affiliate of the Company and any direct or indirect holder of equity interests or securities in the Company or any such Affiliate (in each case, whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of any Person described in clause (a). No Company Affiliate, other than any Party, shall have any liability or obligation, to Parent or any of its Affiliates of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and Parent, on behalf of itself and each of its Affiliates, hereby waives and releases all claims of any such liability and obligation.

8.12Specific Performance

.  The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 7.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.12, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.12; provided, however, that solely to the extent a Financing Failure exists, the Company shall not be entitled to specifically enforce Parent’s obligation to consummate the Closing. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

8.13Amendment

.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.14Extension; Waiver

.  At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by, with respect to Parent, its Board of Directors, and, with respect to the Company, its board of managers, to the extent legally allowed:

(a)extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

COMSTOCK RESOURCES, INC.

By:       /s/M. Jay Allison
Name:  M. Jay Allison
Title:    Chief Executive Officer

COVEY PARK ENERGY LLC

By:       /s/Alan Levande
Name:  Alan Levande
Title:    Authorized Person

NEW COVEY PARK ENERGY LLC

By:       /s/Alan Levande
Name:  Alan Levande
Title:    Authorized Person

Solely for purposes of Section 5.14,

COVEY PARK HOLDINGS LLC

By:       /s/Alan Levande
Name:  Alan Levande
Title:    Authorized Person

[Signature Page to Agreement and Plan of Merger]